[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.3

Execution Version

CONFIDENTIAL

SECOND AMENDED AND RESTATED

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

(CHINA)

between

FIBROGEN CHINA ANEMIA HOLDINGS, LTD.; FIBROGEN (CHINA) MEDICAL TECHNOLOGY DEVELOPMENT CO., LTD.; FIBROGEN INTERNATIONAL (HONG KONG) LIMITED

and

ASTRAZENECA AB (PUBL)

1

EMEA: 1531744-27

CONFIDENTIAL

TABLE OF CONTENTS

Article 1 Definitions		2
Article 2 Collaboration; Governance		16
2.1	Collaboration Overview	16
2.2	China Committee	16
2.3	Finance Subcommittee	20
2.4	Appointment of Alliance Managers	21
2.5	General Committee Authority	21
2.6	Executive Meetings	21
2.7	Discontinuation of Participation on a Committee	21
Article 3 Development		22
3.1	Overview	22
3.2	Development Plans	22
3.3	Development Costs	25
3.4	Probe Compounds	25
3.5	Additional HIF Compounds	26
3.6	Diligence; Standards of Conduct	26
3.7	Development Data	27
3.8	Development Records and Reports	27
3.9	Subcontracts	28
Article 4 Regulatory Matters		28
4.1	Regulatory Filings and Approvals	28
4.2	Notification of Threatened Action	29
4.3	Adverse Event Reporting and Safety Data Exchange	29
4.4	Product Withdrawals and Recalls	30
Article 5 Commercialization		30
5.1	Overview	30
5.2	Commercialization Plans and Budget	31
5.3	Formation, Functions and Ownership of JVCo.	31
5.4	Responsibilities	32
5.5	Commercialization Reports	33
5.6	Samples	33

CONFIDENTIAL

5.7	Diligence; Subcontracts	33
5.8	Regulatory Compliance	33
Article 6 Manufacture and Supply		35
6.1	Supply Commitment	35
6.2	Manufacturing Plan	36
6.3	Covenant	36
6.4	Second Source for Drug Substance	36
6.5	Selection of Contract Manufacturer for Drug Product	36
6.6	Quality Agreement	37
6.7	Product Price	37
6.8	Potential Cost Reductions	37
6.9	Supply Committee	37
Article 7 Licenses And Exclusivity		39
7.1	License to AstraZeneca	39
7.2	Licenses to FibroGen China	39
7.3	Sublicensing	39
7.4	Promotion	39
7.5	Covenants by FibroGen China	40
7.6	Cross-Territorial Restriction	40
7.7	Negative Covenant	41
7.8	No Implied Licenses	41
7.9	Exclusivity	41
Article 8 Financials		41
8.1	License Fees	41
8.2	Upfront Development Reimbursement	42
8.3	Development Milestone Payments	42
8.4	Sales Milestone Payments	42
8.5	Development Reimbursement Payments	43
8.6	Net Profit and Net Loss Share	44
8.7	Taxes	44
8.8	Blocked Currency	45
8.9	Foreign Exchange	45

CONFIDENTIAL

8.10	Late Payments	45
8.11	Financial Records; Audits	45
8.12	Manner and Place of Payment	46
8.13	Estimated Sales and Accruals	47
Article 9 Intellectual Property		47
9.1	Intellectual Property Committee	47
9.2	Ownership of Inventions	47
9.3	Disclosure of Inventions	48
9.4	AstraZeneca Independent Inventions	48
9.5	Prosecution of Patents	48
9.6	Infringement of FibroGen China Patents by Third Parties	50
9.7	Third Party Patents	51
9.8	Defense of Infringement Actions	52
9.9	Patent Marking	52
9.10	Personnel Obligations	52
9.11	Trademarks	53
9.12	Patent Term Extension	53
Article 10 Representations And Warranties		53
10.1	Mutual Representations and Warranties	53
10.2	Representations and Warranties by FibroGen China	54
10.3	Additional Covenants of FibroGen HK, FibroGen Cayman and FibroGen WFOE	56
10.4	Anti-Bribery and Anti-Corruption Compliance	56
10.5	Disclaimer	59
10.6	No Other Representations or Warranties	59
Article 11 Indemnification		60
11.1	Indemnification by FibroGen China	60
11.2	Indemnification by AstraZeneca	60
11.3	Indemnification Procedures	61
11.4	Insurance	61
Article 12 Confidentiality		62
12.1	Confidentiality	62
12.2	Authorized Disclosure	62

CONFIDENTIAL

12.3	Publicity; Terms of Agreement	63
12.4	Publications	64
Article 13 Term and Termination		65
13.1	Term
65
13.2	Termination by AstraZeneca at Will	65
13.3	Termination by AstraZeneca for Technical Product Failure	65
13.4	Termination by Either Party for Breach	66
13.5	Termination for Patent Challenge	66
13.6	Effects of Termination of the Agreement	67
13.7	Certain Additional Provisions for Termination for FibroGen China’s Breach	69
13.8	Other Remedies	69
13.9	Bankruptcy	70
13.10	Survival	70
Article 14 Dispute Resolution and Governing Law		70
14.1	Disputes	70
14.2	Arbitration	71
14.3	Governing Law	71
14.4	Decision	72
14.5	Award	72
14.6	Injunctive Relief	72
14.7	Patent and Trademark Disputes	72
14.8	Expedited Arbitration for Disputes Related to Technical Product Failure	73
Article 15 Miscellaneous		74
15.1	Entire Agreement; Amendment	74
15.2	Force Majeure	74
15.3	Notices	75
15.4	No Strict Construction; Headings	75
15.5	Assignment	76
15.6	Performance by Affiliates	76
15.7	Further Actions	76
15.8	Compliance with Applicable Law	77

CONFIDENTIAL

15.9	Limitation of Liability	77
15.10	Severability	77
15.11	No Waiver	77
15.12	Independent Contractors	77
15.13	English Language	78
15.14	Counterparts	78

CONFIDENTIAL

Exhibits

Exhibit A	–	Structure of FG-4592
Exhibit B	–	[Reserved]
Exhibit C-1	–	Certain Commercialization Terms
Exhibit C-2	–	Commercialization Services Agreement(s)
Exhibit D	–	Net Profit and Net Loss Calculations
Exhibit E	–	Initial Development Plan
Exhibit F-1	–	Supply Agreement
Exhibit F-2	–	Commercialization License Agreement
Exhibit F-3	–	Trademark License Agreement
Exhibit G	–	Listed Patents
Exhibit H	–	AstraZeneca’s Anti-Corruption Rules and Policies
Exhibit I	–	Invoicing Requirements
Exhibit J	–	Terms for SHA

CONFIDENTIAL

LICENSE, Development AND COMMERCIALIZATION AGREEMENT (China)

This Second Amended and Restated License, Development and Commercialization Agreement (China) (the “Agreement”) by and between FibroGen China Anemia Holdings, Ltd., having a registered office at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9009  (“FibroGen Cayman”), FibroGen (China) Medical Technology Development Co., Ltd., (formerly Beijing FibroGen Medical Technology Development Co., Ltd.) a wholly foreign owned limited liability company having its principal place of business at 101-601, Unit 2, Building 7, No. 88, 6th Ke Chuang Street, Beijing Economic Technological Development Area, Beijing, China (“FibroGen WFOE”) and FibroGen International (Hong Kong) Limited, having a registered office at 18th Floor, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong (“FibroGen HK”) (FibroGen WFOE, FibroGen Cayman and FibroGen HK, collectively, “FibroGen China”), on the one hand, and AstraZeneca AB, a company incorporated in Sweden under no. 556011-7482 whose registered office is at SE-151 85 Södertälje, Sweden (“AstraZeneca”), on the other hand, is effective as of July 1, 2020 (the “Second A&R Agreement Effective Date”) and with effect on such date amends and restates in its entirety the Original A&R Agreement (as defined below)).  FibroGen China and AstraZeneca are sometimes referred to herein individually as a “Party” and collectively as the “Parties”; provided that with respect to FibroGen China, the term “Party” may refer to FibroGen Cayman if the context requires.

Background

A.FibroGen WFOE, a wholly-owned subsidiary of FibroGen Cayman, is a biotechnology company that has expertise in the discovery and development of various prolyl hydroxylase inhibitor compounds for the treatment of anemia.  FibroGen WFOE is exclusively dedicated to addressing unmet medical needs of the Chinese population by introducing first-in-class, novel medicines that are affordable and accessible to the Chinese population.  FibroGen WFOE is pursuing a Class 1.1 Innovative Drug pathway in China to develop, manufacture and commercialize such compounds in China, including FG-4592, to which FibroGen WFOE has certain intellectual property rights.

B.AstraZeneca is an enterprise with expertise in the commercialization of human therapeutic products in China and with significant sales and marketing resources on-the-ground in China.

C.To ensure that the cost-effective and effective therapies developed by FibroGen WFOE are made accessible to Chinese patients, FibroGen China entered into the Amended and Restated License, Development and Commercialization Agreement (China) dated as of October 16, 2014 (the “Original A&R Agreement”), pursuant to which FibroGen China and AstraZeneca agreed to commercialize certain therapies developed by FibroGen WFOE.  Under the Original A&R Agreement, FibroGen WFOE retained the rights to the technology, and was responsible for registration, clinical trials, manufacturing and physician education with respect to the Products.  FibroGen China also granted certain co-exclusive license rights to AstraZeneca with respect to such technology under the terms of the Original A&R Agreement.

1.

CONFIDENTIAL

D.The Parties desire to amend and restate the Original A&R Agreement as of the Second A&R Agreement Effective Date, including by reflecting their agreement to (i) create JVCo (as defined below) to be appointed as the exclusive distributor of the First Product in the JV Territory (other than with respect to certain provinces) and (ii) share in the profit and losses generated by the JVCo from the Commercialization of the First Product in the JV Territory in accordance with the provisions of Exhibit D.

E.FibroGen, Inc. (“FibroGen”) and AstraZeneca AB entered into a License, Development and Commercialization Agreement, effective as of July 30, 2013, and amended and restated on October 16, 2014, as further amended with effect on the Second A&R Agreement Effective Date, for development, manufacture and commercialization activities for certain of such human therapeutic compounds for certain countries outside of China (the “U.S. and RoW Agreement”), which agreement includes a portion of the governance structure for China related to this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1

Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.  Certain additional terms are defined only in Exhibit D and have the meanings set forth therein.  Except where the context otherwise requires, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)).

1.1“ACA” has the meaning set forth in Exhibit D.

1.2“Acquiror” has the meaning set forth in Section 15.5.

1.3[*]

1.4“Actual Annual Loss” has the meaning set forth in Exhibit D.

1.5“Actual Annual Profit” has the meaning set forth in Exhibit D.

1.6“Actual COGS” has the meaning set forth in Exhibit D.

1.7“Actual Commercialization Costs” has the meaning set forth in Exhibit D.

2.

CONFIDENTIAL

1.8“Actual Costs” has the meaning set forth in Exhibit D.

1.9“Actual Volume” has the meaning set forth in Exhibit D.

1.10“Adjusted Applicable COGS Cap” has the meaning set forth in Exhibit D.

1.11“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.  For clarity, for purposes of this Agreement, JVCo is considered an Affiliate of FibroGen China.

1.12“Agreed AZ Affiliate” has the meaning set forth in Exhibit D.

1.13 “Alliance Manager” has the meaning set forth in Section 2.4.

1.14“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, Chinese anti-corruption legislation, including the Anti-Unfair Competition Law, the Interim Provisions on Prohibition of Commercial Bribery, and Articles 164, 389 and 391 of the Criminal Law, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.15“Applicable COGS Cap” has the meaning set forth in Exhibit D.

1.16“Assumed Volume” has the meaning set forth in Exhibit D.

1.17“Astellas” means Astellas Pharma, Inc.

1.18“Astellas Agreements” means the Astellas EU Agreement and the Astellas Japan Agreement.

1.19“Astellas EU Agreement” means the Anemia License and Collaboration Agreement between FibroGen and Astellas effective April 28, 2006, as amended from time to time.

1.20“Astellas Japan Agreement” means the Collaboration Agreement between FibroGen and Astellas effective June 1, 2005, as amended from time to time.

1.21“AstraZeneca China” means AstraZeneca Investment (China) Co., Ltd.

3.

CONFIDENTIAL

1.22“AstraZeneca Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by AstraZeneca or its Affiliates that is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Products in the Field.  For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of or by, AstraZeneca, except as provided in Section 15.5.  For additional clarity, AstraZeneca Know-How shall exclude rights under any AstraZeneca Patents and AstraZeneca’s interest in the Joint Patents and Joint Inventions.

1.23“AstraZeneca Patents” means all Patents that are Controlled as of the Effective Date or thereafter during the Term by AstraZeneca or its Affiliates and that claim the composition of matter, manufacture or use of one or more Collaboration Compounds or Products or that would otherwise be infringed (or with respect to patent applications, would be infringed if issued or granted with the then-currently pending claims), absent a license, by the manufacture, use or sale of any Collaboration Compounds or Product.  For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of or by, AstraZeneca except as provided in Section 15.5.

1.24“AstraZeneca Anti-Corruption Rules and Policies” means the key principles from AstraZeneca’s ABAC and External Interactions Policies regarding anti-bribery and corruption issues, attached as Exhibit H to this Agreement, as the same may be amended, modified or supplemented from time to time as notified by AstraZeneca to FibroGen China.

1.25“AstraZeneca Technology” means the AstraZeneca Patents, AstraZeneca Know-How, and AstraZeneca’s and its Affiliates’ interest in Joint Patents and Joint Inventions.

1.26“Audit” has the meaning set forth in Section 10.4(e).

1.27“Auditor” has the meaning set forth in Section 8.11(c).

1.28“AZ Profit/Loss Share” has the meaning set forth in Exhibit D.

1.29“AZTC” means AstraZeneca (Wuxi) Trading Co., Ltd..

1.30“Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in China, the Cayman Islands or Sweden.

1.31“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.32“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1.

1.33“CFDA” means the China Food and Drug Administration or its successor.

1.34“Chargeable COGS” has the meaning set forth in Exhibit D.

4.

CONFIDENTIAL

1.35“China Committee” means the committee formed by the Parties as described in Section 2.2.

1.36“Clinical Trial” means any human clinical trial of a Product.

1.37“Collaboration Compound” means any of the following: (a) FG-4592, (b) any HIF Compound (other than FG-4592) that is added to this Agreement pursuant to Section 3.5 and (c) any salts, esters, complexes, chelates, crystalline and amorphous morphic forms, pegylated forms, enantiomers (excluding regioisomers), prodrugs, solvates, metabolites and catabolites of any of the foregoing ((a) or (b)).

1.38“Collaboration Inventions” has the meaning set forth in Section 9.2.

1.39“Commercialization” means marketing, promotion, sale and/or distribution of Products in the Territory.  Commercialization includes commercial activities conducted in preparation for Product launch in each indication.  “Commercialize” has a correlative meaning.

1.40“Commercialization Budget” has the meaning set forth in Section 5.2.

1.41“Commercialization License Agreement” means the license agreement with respect to commercialization rights to be entered into between AstraZeneca China and JVCo.  Once finalized, the Commercialization License Agreement shall be inserted as Exhibit F-2 to this Agreement.

1.42“Commercialization Plan” has the meaning set forth in Section 5.2.

1.43“Commercialization Services Agreement(s)” has the meaning set forth in Section 5.1.

1.44“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement to Develop, Manufacture or Commercialize a Product, the carrying out of such obligations or tasks with a level of efforts and resources consistent with the commercially reasonable practices of (a) in the case of AstraZeneca, a pharmaceutical company the size and geographical scope of AstraZeneca  and (b) in the case of FibroGen China, a biotechnology company the size and geographical scope of FibroGen China, in each case (a) and (b) for the development or commercialization of similarly situated pharmaceutical products as such Product and at a similar stage of development or commercialization, taking into consideration their safety and efficacy, their cost to develop, the nature and extent of their market exclusivity (including patent coverage and regulatory exclusivity), the likelihood of Regulatory Approval, their expected profitability, including the amounts of marketing and promotional expenditures with respect to such products and generic products, and the competitiveness of alternative compounds and products.  Commercially Reasonable Efforts requires that the Party: (a) promptly assign responsibility for such obligations or tasks to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives. For the avoidance of doubt, the commitment to use “Commercially Reasonable Efforts” shall not preclude the suspension or discontinuance by AstraZeneca of any Product, if appropriate, based on the foregoing considerations.

5.

CONFIDENTIAL

1.45“Committee” means the China Committee, the Supply Committee or any other subcommittees established under Article 2, as applicable.

1.46“Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement, which may include, without limitation, specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form.  All confidential Information disclosed by either Party or its Affiliate pursuant to the Existing Confidentiality Agreement shall be deemed to be Confidential Information of the disclosing Party hereunder (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, such Existing Confidentiality Agreement).

1.47“Connected Dispute” shall have the meaning set forth in Section 14.1.

1.48“Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use to such material, Information, or intellectual property right, in each case with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party.

1.49“Core Commercial Provinces” means the top ten (10) provinces that, at the applicable time, have the largest annual market share for pharmaceutical products in China.  As of the Effective Date, the top six (6) Core Commercial Provinces are Beijing, Shanghai, Guangdong, Zhejiang, Jiangsu and Shandong.

1.50“Core Indication” means any of the following: (a) treatment of anemia in patients with chronic kidney disease undergoing dialysis, (b) treatment of anemia in patients with chronic kidney disease not undergoing dialysis (collectively with (a), the “CKD Indications”), (c) [*].

1.51“CRO” has the meaning set forth in Section 3.2(e)(i).

1.52“CSA Payment” has the meaning set forth in Exhibit D.

1.53“CTA” means a Clinical Trial Application or other equivalent application to a Regulatory Authority in the Territory, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.54“Cumulative Net Profit” has the meaning set forth in Exhibit D.

1.55“Deferred Amount” has the meaning set forth in Exhibit D.

1.56“Delivery Site” has the meaning set forth in Exhibit D.

6.

CONFIDENTIAL

1.57“Detail” means a face-to-face meeting, in an individual or group practice setting, between one or more physician prescribers and one or more representatives during which Product information is communicated in a manner consistent with the Commercialization Plan. When used as a verb, “Detail” or “Detailing” will mean to engage in a Detail.

1.58“Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of a Product for one or more indications or (b) developing the process for the manufacture of clinical and commercial quantities of drug substance or drug Product.  This includes: (i) preclinical and non-clinical testing, toxicology and Clinical Trials; (ii) preparation, submission, review, statistical analysis, report writing and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand Regulatory Approval of a Product, and outside counsel regulatory legal services related thereto; (iii) Phase 4 Clinical Trials and Mandatory Post-Approval Safety Studies; and (iv) manufacturing process development and scale-up for drug substance and drug product, test method development, packaging development, stability testing, qualification and validation, production of drug substance and drug product, in bulk for preclinical and clinical studies, and related quality assurance technical support activities; provided, however, that Development shall exclude Commercialization.   “Develop” has a correlative meaning.

1.59“Development Budget” means the budget associated with the activities conducted under a Development Plan for the Territory, detailing the anticipated Development Costs.

1.60“Development Costs” means all costs incurred by or on behalf of a Party that are reasonably allocable to the Development of Products in the Territory in accordance with the Development Plan or are otherwise incurred or accrued under the Development Budget (including costs incurred prior to the Effective Date and paid under Section 8.2).  For clarity, Third Party costs included in Development Costs shall be billed directly without mark-up.

1.61“Development Plan” has the meaning set forth in Section 3.2(a).

1.62 “Dollar” or “$” means United States dollar.

1.63“Drug Administration Law” means the Drug Administration Law of the PRC and its implementing regulations, as amended from time to time.

1.64“Effective Date” means the original effective date of this Agreement, being July 30, 2013.

1.65“ESA Approved Indications” means the following indications: (a) treatment of anemia in patients with chronic kidney disease undergoing dialysis, (b) treatment of anemia in patients with chronic kidney disease not undergoing dialysis, (c) [*].

1.66“Executive Officer” means, in the case of AstraZeneca, AstraZeneca’s Chief Executive Officer or any senior executive designated by and who reports directly to the Chief Executive Officer of AstraZeneca, and in the case of FibroGen China, FibroGen Cayman’s Chief Executive Officer.

7.

CONFIDENTIAL

1.67“Existing Confidentiality Agreement” means, collectively, the Non-Disclosure Agreement between FibroGen and AstraZeneca dated June 21, 2012, as amended February 7, 2013, and May 23, 2013, and the Non-Disclosure Agreement between FibroGen and AstraZeneca dated April 1, 2013.

1.68“FG-4592” means the molecule with the chemical structure set forth on Exhibit A.

1.69“FG-6874” means the molecule in Development by FibroGen currently identified by FibroGen as “FG-6874”.

1.70“FGEN Commercialization Costs” has the meaning set forth in Exhibit D.

1.71“FibroGen Contracting Parties” means FibroGen HK, FibroGen Cayman, and FibroGen WFOE.

1.72“FGEN JVCo Operations Costs” has the meaning set forth in Exhibit D.

1.73“FibroGen China Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by FibroGen China and/or its Affiliate(s) and reasonably necessary or useful for the development, manufacture, use, importation or sale of Collaboration Compounds or Products in the Field; including, without limitation, any such Information made or generated by or on behalf of FibroGen China or its Affiliate in the course of performing FibroGen China’s obligations or exercising FibroGen China’s rights under this Agreement. The use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of FibroGen China, except as provided in Section 15.5.  FibroGen China Know-How shall exclude (a) rights under any FibroGen China Patents and (b) FibroGen’s interest in the Joint Patents and Joint Inventions.

1.74“FibroGen China Patents” means (i) the Listed Patents and (ii) all other Patents (excluding any Joint Patents) that are Controlled as of the Effective Date or thereafter during the Term by FibroGen China and/or its Affiliate(s) and that claim the composition of matter, manufacture or use of one or more Collaboration Compounds or Products in the Field or that would otherwise be infringed (or with respect to patent applications, would be infringed if issued or granted with the then-currently pending claims), absent a license, by the manufacture, use or sale of any Collaboration Compound or Product in the Field.  The use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of FibroGen China except as provided in Section 15.5.

1.75“FibroGen China Technology” means the FibroGen China Patents, FibroGen China Know-How, and FibroGen China’s interest in Joint Patents and Joint Inventions.

8.

CONFIDENTIAL

1.76“Field” means the treatment of anemia in humans and non-human animals, which means any treatment intended to increase hemoglobin levels or utilization or to increase hematocrit, as measured by acceptable clinical parameters, including unit volume concentrations of hemoglobin, red blood cell volume, or red blood cell count. For the avoidance of doubt, the Core Indications and the ESA Approved Indications are included in the Field.

1.77“Final Statement” has the meaning set forth in Exhibit D.

1.78“Finance Subcommittee” has the meaning set forth in Exhibit D.

1.79“First Commercial Sale” means, with respect to a Product, the first arm’s length sale for monetary value by one of the Parties (or another entity designated by the Parties) to a Third Party in the Territory intended for end use or consumption by the general public (regardless of when actual consumption occurs) of such Product after Regulatory Approval (and any pricing or reimbursement approvals, if reasonably necessary to commence regular commercial sales) has been obtained.

1.80“First Product” means a Product containing FG-4592 as the sole active ingredient.

1.81“First Profitable Quarter” has the meaning set forth in Exhibit D.

1.82 “Fixed CSA Payment” has the meaning set forth in Exhibit D.

1.83“Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.84“Government Official” means (i) any individual or entity employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any individual or entity that holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any individual or entity that holds himself, herself or itself out to be the authorized intermediary of any of the foregoing.

1.85“HIF Compound” means any compound that stabilizes hypoxia-inducible factor (“HIF”) or that modulates HIF prolyl hydroxylase activity.

1.86“Indirect Taxes” means VAT, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on the invoice; provided that  for purposes of Exhibit D, Indirect Taxes has the meaning set forth therein.

9.

CONFIDENTIAL

1.87“Information” means any data, results and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, compositions of matter of any type or kind, software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, in all cases, patentable or otherwise.

1.88“Initial Development Plan” has the meaning set forth in Section 3.2(b).

1.89“Initial Transfer Price” has the meaning set forth in Exhibit D.

1.90“Innovation Indication” has the meaning set forth in Section 3.2(a)(i).

1.91“Installment” has the meaning set forth in Exhibit D.

1.92“Interim Period” has the meaning set forth in Exhibit D.

1.93“Inventions” has the meaning set forth in Section 9.2.

1.94“IP Committee” has the meaning set forth in Section 9.1.

1.95  “Joint Inventions” has the meaning set forth in Section 9.2.

1.96“Joint Patent” has the meaning set forth in Section 9.2.

1.97“JVCo” means the limited liability company duly organized and validly existing under the laws of the PRC that shall be owned by AstraZeneca China and FibroGen WFOE, as more specifically described in Section 5.3.

1.98“JV Territory” means the Territory other than Hong Kong SAR and Macau SAR.

1.99“Listed Patents” means the Patents listed on Exhibit G. The Parties may update such exhibit from time to time upon mutual written agreement, e.g., to update the status of the Listed Patents, to add newly filed FibroGen China Patents, or to make other agreed revisions.

1.100“Mandatory Post-Approval Safety Study” means a Clinical Trial of a Product conducted after Regulatory Approval of such Product has been obtained from an appropriate Regulatory Authority, which trial is conducted due to a requirement of a Regulatory Authority.

1.101“Mandatory Post-Approval Safety Study Costs” means the costs and expenses of conducting the Mandatory Post-Approval Safety Studies of a Product.

1.102“Manufacture” or “Manufacturing” or “Manufactured” means all activities and operations involved in the manufacturing, filling and finishing, quality control testing, storage, releasing and packaging of the Products.

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1.103“Manufacturing Approval” means a Product License (yao pin sheng chan xu ke zheng 药品生产许可证) or any other license issued by a Governmental Authority in the Territory that authorizes a party to conduct manufacturing of the Product for commercial sale.

1.104“Manufacturing Plan” has the meaning set forth in Section 6.2.

1.105“Marks” has the meaning set forth in Section 9.11.

1.106“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement which [*] a material adverse effect on either Party or on the reputation of either Party because of its relationship with the other Party.

1.107“Medical Scientific Liaison” or “MSL” means a field-based professional with scientific, medical and clinical expertise who provides medical and scientific support for marketed products, new indications and compounds in development.  A MSL engages in scientific exchange with medical and scientific experts including investigators, key opinion leaders, physicians and other medical professionals and customers.

1.108“NDA” means an application to the CFDA for Regulatory Approval in the Territory.

1.109“Net Loss” has the meaning set forth in Exhibit D.

1.110“Net Profit” has the meaning set forth in Exhibit D.

1.111“Net Sales” means (solely for use in Section 8.4, it being understood that Net Sales are different from Product Revenue) the gross invoiced amount on sales of a Product, as applicable, (i) by AstraZeneca or its Affiliates (or Sublicensees), or (ii) with respect to the First Product, by JVCo as distributor within the JV Territory other than the WFOE Provinces (or, for WFOE Sales, FibroGen WFOE), (in each case as applicable, the “Selling Party”) to Third Parties (including sub-distributors) in the Territory, after deduction of the following amounts:

(a)normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;

(b)amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions determined by AstraZeneca or its Affiliates in good faith;

(c)rebates and similar payments made with respect to sales paid for by managed care organizations, hospitals, other buying groups or any governmental or regulatory authority;

(d)any invoiced amounts that are not collected by the Selling Party, as applicable, including bad debts (provided that such amounts will be added to Net Sales if and when recovered), up to an amount not to exceed [*] of Net Sales;

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(e)excise taxes, Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Products; and

(f)as an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, [*].

For clarity, any deduction made pursuant to one subsection above, shall not be additionally deducted in the event that such deduction may also apply in a separate subsection (i.e., no double-counting).

In the event that a Product is sold in any country in the form of a Combination Product (as defined below), Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Product that contains the same Collaboration Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Collaboration Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country; provided that the invoice price in a country for each Product that contains only the Collaboration Compound(s) and each product that contains solely active ingredient(s) other than the Collaboration Compound(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable.  If either such Product that contains the Collaboration Compound(s) as its sole active ingredient or a product that contains the active ingredient(s) (other than the Product) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors, including patent coverage, reasonably relevant to the relative value of the Collaboration Compound(s) on the one hand and all of the other active ingredient(s), collectively, on the other hand.  As used above, “Combination Product” means a Product that is comprised of or contains a Collaboration Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units in a single package.

Net Sales will be calculated using the Selling Party’s internal audited systems consistently applied to report such sales as adjusted for any of the deductions set forth above not taken into account in such systems.  Deductions pursuant to item (d) above will be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.

With respect to Net Profit/Net Loss, “Net Sales” has the meaning set forth in Exhibit D.

1.112“Net Sales Price” has the meaning set forth in Exhibit D.

1.113“Nonclinical Studies” means all in vivo and in vitro non-human studies of Collaboration Compounds and Products including non-clinical pharmacology, toxicology, tumor and teratogenicity studies.

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1.114“NRDL” means National Reimbursement Drug List or its equivalent.

1.115 “Patent” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.116“Paid Transfer Price” has the meaning set forth in Exhibit D.

1.117“Payable Transfer Price” has the meaning set forth in Exhibit D.

1.118“Permitted Overages” has the meaning set forth in Exhibit D.

1.119“Pharmacovigilance Agreement” has the meaning set forth in Section 4.3.

1.120“Phase 4 Clinical Trial” means a Clinical Trial of a Product conducted after Regulatory Approval of such Product has been obtained from an appropriate Regulatory Authority in the Territory, which trial is conducted voluntarily by a Party to enhance marketing or scientific knowledge of the Product.  For clarity, Phase 4 Clinical Trials do not include Mandatory Post-Approval Safety Studies.

1.121“Phase 4 Clinical Costs” means the costs and expenses of conducting the Phase 4 Clinical Trials of a Product.

1.122“Probe Compound” means (a) FG-6874 and (b) any HIF Compound other than FG-4592 that is designated by FibroGen China from time to time.

1.123“Product” means any pharmaceutical product (including all forms, presentations, dosage strengths and formulations) containing as an active ingredient a Collaboration Compound alone or in combination with one or more other therapeutically active ingredients.

1.124“Product Infringement” has the meaning set forth in Section 9.6(a).

1.125“Product Liability Losses” has the meaning set forth in Exhibit D.

1.126“Product Reimbursement” means first inclusion of a Product into the NRDL or any Provincial Reimbursement Drug List in the Territory.

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1.127“Product Revenues” has the meaning set forth in Exhibit D.

1.128“Promote” means to perform those Detailing and related activities normally undertaken by a pharmaceutical company’s sales force to Commercialize a product under a single trademark in the Territory.

1.129“Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including, without limitation, journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings and sites and broadcast advertisements intended for use or used by either Party or its Affiliates or sublicensees in connection with any promotion of a Product.

1.130“Publication” has the meaning set forth in Section 12.4(b).

1.131“Quarterly Net Profit/Loss” has the meaning set forth in Exhibit D.

1.132“Quarterly Report” has the meaning set forth in Exhibit D.

1.133“Quarterly Statement” has the meaning set forth in Exhibit D.

1.134“Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Product for one or more indications in the Field and in a country or regulatory jurisdiction, which may include, without limitation, satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals.

1.135“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.136“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other material filings or correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction.  Regulatory Materials include, without limitation, CTAs and NDAs.

1.137“Remaining Transfer Price” has the meaning set forth in Exhibit D.

1.138“RMB” means Renminbi, the legal currency of the PRC.

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1.139“Shareholders’ Agreement” or “SHA” means the shareholders’ agreement by and among AstraZeneca China and FibroGen WFOE to be substantially on the terms set forth in Exhibit J and to be finalized and entered into following the Second A&R Agreement Effective Date.

1.140“Sublicensee” means any Third Party granted a sublicense by AstraZeneca or any of its Affiliates under the rights licensed to AstraZeneca pursuant to Article 7.

1.141“Supply Agreement” means the supply agreement to be entered into between FibroGen China and JVCo, as set forth in Section 5.3.  Once finalized, the Supply Agreement will be inserted as Exhibit F-1 to this Agreement.

1.142“Supply Committee” has the meaning set forth in Section 6.9.

1.143“Technical Product Failure” means (a) a [*] of a Collaboration Compound or Product under Development or Commercialization under this Agreement, as determined (i) by a consensus decision by the China Committee or the JSC (if the China Committee cannot reach consensus) or (ii) following referral of the matter to the Executive Officers pursuant to Section 2.2(e) and Section 2.6(c) of the U.S. and RoW Agreement, by a consensus decision by the Executive Officers, or (iii) in the event that a consensus decision by the Executive Officers has not been attained within twenty (20) Business Days after the JSC’s submission of the matter to them, by expedited resolution in accordance with Section 14.8; or (b) a Regulatory Authority action or decision [*].

1.144“Term” has the meaning set forth in Section 13.1.

1.145“Territory” or “China” or “PRC” means the People’s Republic of China (including Hong Kong SAR and Macau SAR, but excluding Taiwan region).

1.146“Third Party” means any entity other than FibroGen China or AstraZeneca or an Affiliate of either of them.

1.147“Third Party Logistics Costs” has the meaning set forth in Exhibit D.

1.148“Tier 1 Cities” means those cities designated, at the applicable time, as tier 1 cities by the applicable Governmental Authority in the Territory based on gross domestic product and population.  As of the Effective Date, the Tier 1 Cities are Beijing, Shanghai and Guangzhou.

1.149“Transaction Agreements” means, collectively, this Agreement, Commercialization License Agreement, Trademark License Agreement, Supply Agreement, Commercialization Services Agreement(s), and the Shareholders’ Agreement.

1.150“Trademark License Agreement” means the trademark license agreement to be entered into between AstraZeneca China and JVCo.  Once finalized, the Trademark License Agreement shall be inserted as Exhibit F-3 to this Agreement.

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1.151“Transfer Price” has the meaning set forth in Exhibit D.

1.152“U.S.” means the United States of America (including all possessions and territories thereof).

1.153“Volume Increase Difference” has the meaning set forth in Exhibit D.

1.154“WFOE Provinces” has the meaning set forth in Exhibit D.

1.155“WFOE Sales” has the meaning set forth in Exhibit D.

Article 2

Collaboration; Governance

2.1Collaboration Overview.  The Parties desire and intend to collaborate with respect to the Development and Commercialization of Products in the Field in the Territory,  as and to the extent set forth in this Agreement (the “Collaboration”).  It is intended that the Collaboration utilize AstraZeneca’s Development and Commercialization capabilities, while recognizing FibroGen China’s current experience and expertise in and aspirations to further develop its clinical development, manufacturing and commercialization capabilities with respect to HIF Compounds.  In addition, it is a goal of the Collaboration to facilitate innovation with HIF Compounds in the Field in the Territory.

2.2China Committee.

(a)Purpose; Formation.  The Parties hereby establish the China Committee (the “China Committee”) to oversee Development and Commercialization of Product(s) in the Territory in accordance with the Development Plan(s) and Commercialization Plans for such Product(s) and to coordinate the Development and Commercialization activities of the Parties.  Each Party shall initially appoint three (3) representatives of such Party or its Affiliates to the China Committee, with each representative having knowledge and expertise in the development and/or commercialization of pharmaceutical products in the Territory and having sufficient seniority within the applicable Party or Affiliate to make decisions arising with the scope of the China Committee’s responsibilities.  The China Committee may change its size from time to time by mutual consent of its members, provided that the China Committee shall consist at all times of an equal number of representatives of each of FibroGen China and AstraZeneca.  Each Party may replace its China Committee representatives at any time upon written notice to the other Party.  The China Committee may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of the China Committee, provided that such participants shall have no voting authority at the China Committee.  Each Party shall appoint one co-chairperson to the China Committee. The role of the co-chairpersons shall be to convene and preside at meetings of the China Committee, but the co-chairpersons shall have no additional powers or rights beyond those held by the other China Committee representatives.

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(b)Meetings.  The China Committee shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings as reasonably necessary.  The meetings shall be scheduled in advance of any meeting of the Joint Steering Committee established under the U.S. and RoW Agreement (the “JSC”) scheduled during the same Calendar Quarter as much as practicable.  Notwithstanding the foregoing, at least two (2) meetings per Calendar Year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference.  In-person China Committee meetings will be held at locations alternately selected and hosted by FibroGen and by AstraZeneca.  The host Party shall be responsible for the costs and expenses of the China Committee meeting hosted, provided that each Party will bear the expense of its respective members’ and other attendees’ participation in meetings.  The secretariat of the host Party shall be responsible for keeping reasonably detailed written minutes of all China Committee meetings that reflect all decisions made at such meetings.  The secretariat of the host Party shall send meeting minutes to the other Party’s secretariat, and each secretariat shall seek and obtain review and approval of such minutes from its respective Party’s members of the China Committee within ten (10) Business Days after each China Committee meeting.  Minutes will be deemed approved unless one or more members of the China Committee objects to the accuracy of such minutes within ten (10) Business Days of receipt.

(c)Relationship to U.S. and RoW Agreement Joint Steering Committee.  The China Committee shall at all times be subject to oversight by the JSC on all matters (unless expressly indicated otherwise in this Agreement).  The JSC shall be responsible for (i) reviewing and finally approving the Development Plans and Commercialization Plans for the Products, including any amendments thereto; (ii) resolving any disputes within the China Committee; and (iii) providing strategic guidance with respect to the Development and Commercialization of Products in the Territory.

(d)Specific Responsibilities of the China Committee.  In addition to its general responsibilities, the China Committee shall have the following responsibilities in particular for the Territory, certain of which shall be subject to approval by the JSC:

(i)The following responsibilities of the China Committee shall require submission to the JSC for approval:

(1) discuss, prepare and approve for submission to the JSC for approval annual and interim amendments to the Development Plan for each Product;

(2)propose indications for Development of Products to the JSC for approval;

(3)prepare the Development Strategy for submission to the JSC for approval;

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(4)propose to the JSC for approval particular studies to be conducted;

(5)design all Clinical Trials and Nonclinical Studies recommended to the JSC to be conducted under each Development Plan, for approval by the JSC, including Phase 4 Clinical Trials and Mandatory Post-Approval Safety Studies;

(6)recommend to the JSC whether and when to initiate or discontinue any Clinical Trial and any Nonclinical Study under each Development Plan, for approval by the JSC;

(7)discuss proposals to Develop Products for other indications and submit such proposals to the JSC for approval;

(8)recommend to the JSC a publication strategy for publications and presentations related to the Product in the Territory;

(9)discuss, review and approve for submission to the JSC for approval the Commercialization Plan for each Product in the Territory, including any amendments thereto;

(10)discuss and prepare, for approval by the JSC, the calculation of Net Profit as prepared by the Finance Subcommittee, as set forth in Exhibit D; and

(11)subject to JSC approval, determine the amount of Product to be distributed free of charge in the Territory annually for regulatory or marketing purposes or investigator-initiated trials.

(ii)The following responsibilities of the China Committee shall be conducted and approved at the China Committee level and not subject to JSC approval (but may, for clarity, be submitted to the JSC for resolution of disputes pursuant to Section 2.2(e)):

(1)implement the Development Plan;

(2)oversee the conduct of Development according to the Development Plan;

(3)allocate budgeted resources and determine priorities for each Clinical Trial and Nonclinical Study under each Development Plan, including Phase 4 Clinical Trials;

(4)oversee the conduct of (A) all Clinical Trials and Nonclinical Studies under each Development Plan, including Phase 4 Clinical Trials, and (B) Mandatory Post-Approval Safety Studies;

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(5)review the qualifications of Third Party contractors selected by FibroGen China to conduct Clinical Trials of Products (provided that such review does not include an approval right);

(6)facilitate the flow of Information between the Parties with respect to the Development of Products;

(7)allocate primary responsibility as between the Parties for tasks relating to Development of Products where not already specified in the Development Plan;

(8)discuss the requirements for Regulatory Approval in the Territory and oversee and coordinate regulatory matters with respect to Products in the Territory pursuant to the Development Plan;

(9)facilitate the flow of Information between the Parties with respect to obtaining Regulatory Approval for Products;

(10)form subcommittees and task forces for Development and Commercialization as required to facilitate implementation of Development and Commercialization Plans;

(11)oversee implementation of each Commercialization Plan;

(12)coordinate the Commercialization activities of FibroGen China and AstraZeneca with respect to Products, including pre-launch and post-launch activities and all activities set forth in the Commercialization Plan or Commercialization Services Agreement(s);

(13)allocate primary responsibility as between the Parties for tasks relating to Commercialization of Products in the Territory pursuant to the Commercialization Plan;

(14)coordinate global harmonization of the Product with respect to the Territory; and

(15)attempt to resolve issues presented to it by, and disputes within, the Supply Committee.

(iii)In addition, the China Committee will perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC.

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(e)Decision-Making.  The China Committee shall act by consensus.  The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the China Committee cannot reach consensus on an issue that comes before the China Committee and over which the China Committee has oversight, then the Parties shall refer such matter to (A) during the term of the U.S. and RoW Agreement, the JSC for resolution in accordance with the U.S. and RoW Agreement (including escalation to the Executive Officers pursuant to Section 2.6(c) thereof) and (B) after the expiration or termination of the U.S. and RoW Agreement, the Executive Officers; provided that:

(i)the Executive Officer of FibroGen will have final say with respect to (1) Development of Products in China (including the Development Budget), (2) conduct of the Mandatory Post-Approval Safety Studies, including the Mandatory Post-Approval Safety Study Costs included in the Development Budget, (3) governmental pricing negotiations to establish the maximum allowable retail price, and (4) Manufacturing of Products (including the Manufacturing Plan); and

(ii)the Executive Officer of AstraZeneca will have final say with respect to Commercialization of Products in China (including (x) the Commercialization Plan and the Commercialization Budget therein, (y) except to the extent set forth in Section 2.2(e)(i)(3) with respect to governmental pricing negotiations, all pricing of Products, including for provincial tendering, and (z) the management of commercial discounting process), subject to Article 6; and

(iii)disputes with respect to whether a Technical Product Failure as defined in Section 1.143(a) has occurred will be resolved pursuant to Section 14.8 if the Executive Officers fail to reach consensus.

For clarity, the Executive Officers of each Party may not use their final say under this Agreement or the U.S. and RoW Agreement with respect to any failure of the China Committee to come to consensus on the approval of Actual Costs or any costs or expenses in excess of Permitted Overages.

(f)Good Faith.  In conducting themselves on the China Committee, and in exercising their rights under this Section 2.2, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them.

2.3Finance Subcommittee. Through the Finance Subcommittee, FibroGen China shall provide AstraZeneca or its designated Affiliate with regular updates of the financial condition of FibroGen WFOE in accordance with Exhibit D.

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2.4Appointment of Alliance Managers.  Each Party shall appoint a single person(s) who shall oversee contact between the Parties for all matters between meetings of the China Committee and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (such person, the “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.  The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.  The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

2.5General Committee Authority.  Each Committee shall have solely the powers expressly assigned to it in this Article 2 (or as delegated to it by the JSC or China Committee) and elsewhere in this Agreement.  No Committee shall have any power to amend, modify, or waive compliance with this Agreement (or any agreement entered into in connection with this Agreement).  It is expressly understood and agreed that the control of decision-making authority pursuant to Section 2.2(e), so as to resolve a disagreement or deadlock on the China Committee for any matter will not authorize either Party to perform any function not delegated to the China Committee, and that neither FibroGen China nor AstraZeneca shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement or the approval requirements of the JSC.

2.6Executive Meetings.  No less than once per Calendar Year, FibroGen Cayman’s Chief Executive Officer and AstraZeneca’s Global Franchise Head, Roxadustat (or an individual with an equivalent position for the Territory at AstraZeneca China) will meet in advance of the occurrence of key scheduled Development and Commercialization events or in connection with key decisions, to review and discuss the status and direction of the collaboration in the Territory.

2.7Discontinuation of Participation on a Committee.  Each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the Committee, or (b) FibroGen China providing to AstraZeneca written notice of its intention to disband and no longer participate in such Committee, which FibroGen China retains the right to do at any time during the Term, in its sole discretion; provided, however, that doing so shall not relieve FibroGen China of any of its obligations under this Agreement (save from the obligation to participate at the relevant Committee meetings).  Once FibroGen China has provided written notice as referred to in subsection (b) above, such Committee shall have no further obligations under this Agreement and AstraZeneca shall have the right to solely decide, without consultation, any matters previously before such Committee, subject to the other terms of this Agreement.

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Article 3

Development

3.1Overview.  The Parties agree to undertake a development program to further Develop the Collaboration Compounds and Products in the Territory as provided in this Article 3 under plans and budgets approved by the JSC and implemented under the direction of the China Committee.

3.2Development Plans.

(a)General.  All Development of any given Product pursuant to this Agreement for the Territory shall be conducted pursuant to a development plan (the “Development Plan”) that describes (i) the proposed overall program of Development for the applicable Product and indications in the Territory, including Clinical Trials and Nonclinical Studies, toxicology, formulation, and packaging development, process and analytical development, regulatory plans and other elements of obtaining Regulatory Approval(s); (ii) the anticipated start dates and data availability dates of such Clinical Trials and Nonclinical Studies and chemistry, manufacturing and controls development activities, and timelines for key Regulatory Authority meetings, filing of applications for Regulatory Approval, and the receipt of Regulatory Approvals; and (iii) the respective roles and responsibilities of each Party in connection with such activities.  The Development Plan will be associated with a detailed budget for all such activities proposed to be conducted by FibroGen China and AstraZeneca (through its Affiliate, AstraZeneca China).  In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

(b)Initial Development Plan. The initial Development Plan, along with the associated Development Budget (which includes amounts reimbursed under Section 8.2), describing the Development of the Product for the CKD Indications for the Territory, is attached hereto as Exhibit E (the “Initial Development Plan”). The Parties acknowledge and agree that they will not withhold approval to any amendments to the Initial Development Plan resulting from requirements or recommendations of the CFDA or any other Governmental Authority in the Territory.

(c)Development Strategy. Within one (1) year after the Effective Date or at such other time as the Parties may mutually agree, the China Committee will prepare an overall development strategy for the Product in the Field in the Territory including the indications (or other life cycle management) the Parties are considering to develop (or conduct) throughout the Territory, which strategy will include the anticipated dates (estimated based on the date of completion of certain development events) for preparing detailed descriptions of applicable events for inclusion in an amended Development Plan (the “Development Strategy”). The Development Strategy will include reasonable timelines for any additional indications to be developed hereunder, with the understanding that not all such indications will be developed concurrently.

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(d)Amendments to the Development Plan.

(i)On an annual basis (no later than September 30th of the preceding Calendar Year), or more often as the Parties deem appropriate, the China Committee shall prepare amendments to the then-current Development Plan and budget for approval of the JSC as appropriate.  Each such amended Development Plan shall specify, with a reasonable level of detail, the items described in Section 3.2(a).  Such amended Development Plan shall cover the next Calendar Year (and additional periods as reasonably determined by the Parties) and shall contain a corresponding budget.  Such updated and amended Development Plan shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to the then-current Development Plan.  In addition, the China Committee may prepare amendments for approval of the JSC to the Development Plan and corresponding Development Budget from time to time during the Calendar Year in order to reflect changes in such plan and budget for such Calendar Year, in each case, in accordance with the foregoing.  At the request of either Party, but no more frequently than quarterly, the China Committee shall review the Development Budget and propose any necessary amendments to the JSC for approval.  Once approved by the JSC, the amended annual Development Plan and Development Budget shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify).  Any JSC-approved amended Development Plan and Development Budget shall supersede the previous Development Plan and Development Budget for the applicable period.

(ii)Each Party shall notify the other Party promptly upon becoming aware that it is likely to exceed, or has exceeded, the budget for a particular Calendar Year or Calendar Quarter in the Development Budget.  Thereafter, the China Committee shall promptly meet and determine whether to submit to the JSC an amendment to the Development Plan or Development Budget accordingly, provided that the China Committee and the JSC shall not unreasonably withhold agreement to any budget amendment proposed by either Party that results from causes outside of such Party’s reasonable control or that the Parties agree includes expenses reasonably incurred in the performance of the Development Plan.

(iii)The Parties agree that the total amount of the Development Budget in the Initial Development Plan from January 1, 2013 through expected launch in the second half of 2016 (including those amounts reimbursed under Section 8.2), may not be increased without the approval of the Parties or by the JSC.

(iv)The Mandatory Post-Approval Safety Study Costs in the Development Budget shall be reasonably determined by FibroGen WFOE in light of the applicable requirements for the Mandatory Post-Approval Safety Studies.

(e)Development Responsibilities.  Unless the Parties agree in writing upon an alternate allocation of responsibility, FibroGen China shall be responsible for conducting the Clinical Trials under the Development Plan in accordance with GCP and all applicable laws and regulations. The Development Plan shall specify success criteria and a timetable for the completion of such Clinical Trials.

(i)CROs.  FibroGen China shall ensure any such Clinical Trials are conducted through a FibroGen China Affiliate incorporated in the Territory.  In the event that

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FibroGen China engages a Third Party contract research organization (“CRO”) to undertake any Clinical Trial (or any portion of any Clinical Trial), FibroGen China shall ensure that such CRO is qualified in the Territory and capable of producing data acceptable to the CFDA and other applicable Regulatory Authorities in the Territory.  FibroGen China shall discuss any possible engagement of a CRO with the China Committee.  FibroGen China shall ensure that any Clinical Trials conducted in China shall be conducted only at hospitals that are accredited by the CFDA.

(ii)Medical Scientific Liaisons. FibroGen China shall be responsible for conducting activities related to the education of physicians regarding the Field and the Products in the Territory in accordance with the Development Plan and, following Regulatory Approval, Commercialization Plan. The costs associated with such activities shall be deemed Development Costs or FGEN Commercialization Costs, as applicable.

(iii)Decision Making. Except as otherwise expressly provided in this Agreement, all matters regarding the Development Plan shall be decided by consensus by the China Committee.

(f)Additional Indications in the Field.  If either Party desires to develop a Product in an indication in the Field not then included in the Development Plan or Development Strategy, such Party shall propose such indication to the other Party.  The Parties shall thereafter discuss such indication in good faith and, if so agreed, prepare a proposed development plan and budget for development in such indication for submission to the JSC.  Upon approval by the JSC, such plan and budget shall be included in the Development Plan and Development Budget.  For clarity, the Parties shall not have the right to develop a Product for the Territory in any indication outside the Field.

3.3Development Costs. The Parties shall share equally all Development Costs the Parties incur in the conduct of the Development Plan [*] as provided in Section 8.5, including costs for supply of Collaboration Compound or Product as provided in Section 6.7.  Notwithstanding the foregoing, unless otherwise agreed by the China Committee or by the Parties, either before or after the applicable expense is incurred (which agreement shall not be unreasonably withheld for any budget overage outside of a Party’s reasonable control and reasonably incurred in the performance of the Development Plan), for any Calendar Quarter, each Party will be solely responsible for Development Costs in excess of [*] percent ([*]%) of the total amount allocated to such Party’s activities in such Calendar Quarter in the Development Budget, and for any Calendar Year, each Party will be solely responsible for Development Costs in excess of [*] percent ([*]%) of the total amount allocated to such Party’s activities in such Calendar Year in the Development Budget; provided that Development Costs incurred in excess of [*] percent ([*]%) for the Calendar Quarter or [*] percent ([*]%) for the Calendar Year, as applicable, of the amounts so budgeted shall also be included in Development Costs and shared by the Parties if the Parties determine in good faith that such development costs were reasonably incurred in the performance of activities under the Development Plan and that such budget overage was caused by circumstances outside of such Party’s reasonable control.

3.4Probe Compounds.

(a)Subject to AstraZeneca’s option as described below in this Section 3.4, FibroGen China shall have the sole right and responsibility for Development and Commercialization of all Probe Compounds in the Field, subject to the remainder of this Section

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3.4; provided that FibroGen China shall have the right to Develop and Commercialize Probe Compounds as set forth below notwithstanding Section 7.5:

(i)With respect to the first two indications in the Field that are neither (1) Core Indications nor (2) any other indications being developed under the U.S. and RoW Agreement, but including [*] (the “Innovation Indications”), FibroGen China shall notify AstraZeneca in writing before conducting the first Clinical Trial of a Probe Compound in such Innovation Indication, including providing data and information in support of such Clinical Trial.  AstraZeneca may elect within thirty (30) days after such notice either (y) to have the [*] such Probe Compound shall become a Collaboration Compound under this Agreement; or (z) [*], AstraZeneca may elect to have such Probe Compound become a Collaboration Compound hereunder (the “Probe Compound Option”) by providing FibroGen Cayman a notice of exercise and [*].  The Parties shall negotiate and agree on a commercialization arrangement in relation to such Probe Compound.  [*], such Probe Compound shall become a Collaboration Compound under this Agreement.  Any such Probe Compound in the Innovation Indications that becomes a Collaboration Compound shall thereafter be subject to (A) sharing of or other payment arrangement for Development Costs under Section 8.5 (as may be amended to include such Collaboration Compound) and (B) [*]. In addition, AstraZeneca shall reimburse FibroGen China for its development costs that are reasonably allocable to the development of the Probe Compound in the applicable indication and incurred prior to the date of amendment of this Agreement adding the Probe Compound as a Collaboration Compound plus [*] of such Development Costs.  If AstraZeneca does not timely exercise the Probe Compound Option for a Probe Compound in an Innovation Indication, then FibroGen China shall be free to further Develop and Commercialize such Probe Compound alone or with or through a Third Party licensee in the Territory; provided however that if FibroGen China has not licensed such Probe Compound to a Third Party within [*] after expiration of the Probe Compound Option, then the Probe Compound Option shall be reinstated for such Probe Compound with respect to any subsequent Clinical Trials then being conducted or planned to be conducted at the time of reinstatement of the Probe Compound Option.

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(b)With respect to Probe Compounds (including, for clarity, a Probe Compound that has become Collaboration Compound as a result of AstraZeneca’s exercise of the Probe Compound Option) being developed for indications other than the two (2) Innovation Indications (the “Remaining Innovation Indications”), following completion and delivery to AstraZeneca from FibroGen China of a reasonably detailed data and information package regarding either: (A) a proof of concept study or (B) a dose-defining Clinical Trial, for a Probe Compound in any Remaining Innovation Indication, AstraZeneca shall have ninety (90) days following delivery of such data and information package to review, request additional information regarding such Clinical Trial results and negotiate and agree with FibroGen China upon a proposed Development Plan and Development Budget for such Probe Compound, as well as milestones for further Development and Commercialization of such Probe Compound as a Product.  If the Parties reach agreement upon the Development Plan and Development Budget and such additional milestones within such ninety (90)-day period, then the Parties shall amend this Agreement accordingly, and AstraZeneca shall reimburse FibroGen China for its development costs that are reasonably allocable to the development of the Probe Compound in the applicable indication and incurred prior to the date of amendment of this Agreement adding the Probe Compound as a Collaboration Compound plus [*] of such Development Costs. If the Parties are unable to reach agreement in the ninety (90) days following the triggering of the Probe Compound Option, then FibroGen China shall be free to further Develop and Commercialize such Probe Compound alone or with or through a Third Party Sublicensee in the Territory; provided, however, that such Probe Compound shall not in any event be further Developed or Commercialized in any indication prohibited under Section 7.5(a)(ii).

3.5Additional HIF Compounds. If AstraZeneca wishes to include additional HIF Compounds that are not Probe Compounds as Collaboration Compounds under this Agreement, it may make such a request to FibroGen China.  Upon receipt of such request, FibroGen China shall make good faith and diligent efforts to present to the JSC for review all reasonably relevant data and other information (excluding chemical structures) Controlled by FibroGen China that is related to those HIF Compounds from its library of HIF Compounds, including results from any Clinical Trial conducted in the Field.  For clarity, the foregoing does not impose any obligation on FibroGen China to identify or generate any additional HIF Compounds.  If AstraZeneca and FibroGen China, through the China Committee and JSC, agree upon a development program for any such HIF Compounds, then the Parties shall negotiate upfront and milestone payment terms for inclusion of such additional HIF Compounds as Collaboration Compounds, and upon agreement, will amend this Agreement accordingly.

3.6Diligence; Standards of Conduct. Each Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it under the Development Plan in a timely and effective manner. Each Party shall conduct its activities under the Development Plan  in a good scientific  manner and in compliance in all material respects with all applicable laws and regulations. Without prejudice to the aforesaid, the Party responsible for the conduct of any Clinical Trials hereunder shall perform such Clinical Trials in a good scientific manner, in compliance with all applicable laws and regulations, GCP, this Agreement, the Development Plan as well as the relevant protocol and investigator’s brochure. Such Party shall further require the principal investigators, study sites and any contractors involved in the performance of such Clinical Trials to comply with all safety reporting procedures set forth in the Pharmacovigilance Agreement in connection with their performance of such Clinical Trials.

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3.7Development Data.

(a)Ownership and Disclosure.  FibroGen Cayman shall solely own all data, records and reports generated by or on behalf of either Party in the conduct of Development activities under this Agreement (collectively, the “Development Data”), and AstraZeneca hereby assigns, and shall assign, to FibroGen Cayman, all of its right, title and interest in and to the Development Data. Each Party shall provide access to and, where practical, copies of the Development Data it (or its Affiliates or Sublicensees, or Third Parties acting on their behalf) generates to the other Party promptly upon receipt or development thereof, including nonclinical and clinical data (including raw data), analysis, reports and protocols.  Each Party will reasonably respond to the other Party’s request for access to and questions about the Development Data.  Such Development Data will be provided in electronic form if requested by the other Party or reasonably convertible to such electronic form.

(b)Use.  Each Party shall have the right to use the Development Data for the purpose of Developing and Commercializing Products in the Field in the Territory in accordance with the terms of this Agreement.  In addition, FibroGen China will have the right to use the Development Data for the purpose of developing and commercializing Products outside the Territory, and to transfer such Development Data to its licensees outside the Territory, and to grant such licensees the right to use the Development Data for such purpose outside the Territory. AstraZeneca hereby grants FibroGen China and its Affiliates and licensees a right of access, a right of reference and a right to use and incorporate all Development Data and relevant Regulatory Materials in any regulatory filings for Products outside the Territory. AstraZeneca will take all actions reasonably requested by FibroGen China, at FibroGen China’s cost, to enable FibroGen China and its licensees to practice such rights.

3.8Development Records and Reports.  Each Party shall maintain or cause to be maintained complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it or on its behalf under the Development Plan and all Information resulting from such work.  Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Such records shall be retained by such Party for at least five (5) years after the term of this Agreement or such longer period as may be required by applicable laws. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access to originals to the extent needed for patent or regulatory purposes or for other legal proceedings.  Each Party shall provide the China Committee with quarterly reports detailing its Development activities under the Development Plan and the results of such activities.

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3.9Subcontracts.  Each Party may perform any of its Development Program obligations under this Agreement through one or more subcontractors or consultants, including CROs in accordance with Section 3.2(e)(i), provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof, and (c) the subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work under the Development Program to the Party retaining such subcontractor.  A Party may also subcontract work on terms other than those set forth in this Section 3.9, with the prior approval of the China Committee.

Article 4

Regulatory Matters

4.1Regulatory Filings and Approvals.

(a)In General.  The Parties intend that the Development Plan will set forth the regulatory strategy for seeking Regulatory Approvals (including any pricing and reimbursement approvals) in the Territory for all Products being Developed.

(b)Responsibilities.  FibroGen China shall be responsible for preparing and filing all Regulatory Materials, including CTAs, shall be the holder of all Regulatory Approvals in the Territory and will have primary operational responsibility for interactions with Regulatory Authorities, including taking the lead role at all meetings with Regulatory Authorities, subject to the right of AstraZeneca (through its Affiliate, AstraZeneca China) to participate as an observer in such activities and provide input, which FibroGen China will consider in good faith.  Without limitation, this observer right includes participation in all regulatory activities, including development of regulatory strategy and review of regulatory submissions, observer status at all meetings with Regulatory Authorities that may potentially impact the Development Plan or registration package for a particular Product, and review of outcomes of such meetings.

(c)Reporting and Review.

(i)The China Committee shall develop and implement procedures for drafting and review of Regulatory Materials for Products in the Territory, which shall provide sufficient time (at least one week) for each Party to provide substantive comments prior to the filing of such Regulatory Materials.

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(ii)Each Party shall promptly notify the other Party of all Regulatory Materials that it submits for Products in the Territory and shall promptly (and in any event within one week) provide the non-responsible Party with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials throughout the Territory.  The Party primarily responsible for such Regulatory Materials will provide the non-responsible Party with reasonable advance notice of any scheduled meeting with any Regulatory Authority and/or any Regulatory Materials with respect to Products throughout the Territory, and the non-responsible Party shall have the right to participate as an observer in any such meeting, except to the extent prohibited under applicable law and regulations.  Representatives of the Party primarily responsible for such Regulatory Materials will be the primary spokespeople at any such meeting.  The Party primarily responsible for such Regulatory Materials also shall promptly furnish the non-responsible Party with copies of all material correspondence to or from, and minutes of material meetings with, any Regulatory Authority relating to Development of such Product.

4.2Notification of Threatened Action.  Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may materially affect the Development, Commercialization or regulatory status of a Product in the Territory.  Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

4.3Adverse Event Reporting and Safety Data Exchange.  The Parties have defined and finalized the methods and procedures (based on and consistent with those methods and procedures used by Astellas and FibroGen under the Astellas Agreements) that the Parties shall employ with respect to Products and to Probe Compounds independently Developed, Manufactured, and Commercialized by FibroGen China to protect patient safety and promote the appropriate treatment of safety information of such products in a written pharmacovigilance agreement, effective July 8, 2014, between AstraZeneca on the one hand and FibroGen WFOE and FibroGen, Inc. on the other hand (such agreement, as amended to date, the “Pharmacovigilance Agreement”). For clarity, the Pharmacovigilance Agreement shall include all relevant safety data regarding the Product, irrespective of territory or indication.  These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any such product in the Territory.  Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable laws and regulations.  Furthermore, such agreed procedure shall be consistent with GCP and relevant ICH guidelines, except where such guidelines may conflict with existing local regulatory reporting or safety reporting requirements, in which case the local reporting requirements shall prevail.  FibroGen China shall maintain a safety database for the Products in the Territory, the expenses for which will be included in Development Costs. FibroGen China shall be responsible for reporting quality complaints, adverse events and safety data related to Products to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Products in the Territory.  Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted Sublicensees to comply with such obligations.

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4.4Product Withdrawals and Recalls.  If any Regulatory Authority in the Territory (a) threatens, initiates or advises any action to remove any Product from the market or (b) requires or advises FibroGen China, AstraZeneca, or any of their respective Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product, then FibroGen China or AstraZeneca (through its Affiliate, AstraZeneca China), as applicable, shall notify the other Party of such event within three (3) Business Days (or sooner if required by law) after such Party becomes aware of the action, threat, advice or requirement (as applicable).  The JSC will discuss and attempt to agree upon whether to recall or withdraw a Product in the Territory; provided, however, that if the Parties fail to agree within an appropriate time period, the Party who is the then-holder of the Regulatory Approval for the Product at issue shall decide whether to recall or withdraw such Product and shall be responsible for such recall or withdrawal, with the associated costs being deemed Development Costs.

Article 5

Commercialization

5.1Overview. FibroGen WFOE and AstraZeneca (through its Affiliate, AstraZeneca China or AZTC) shall Promote, Detail, and perform other Commercialization activities and medical affairs activities with respect to the Products in the Field in the Territory as provided in this Article 5 and the terms set forth on Exhibit C-1, under the direction of the China Committee, and pursuant to the Commercialization Plan applicable to each Product.  For clarity, the Parties agree that JVCo shall be the distributor of the First Product in the JV Territory, and that JVCo (or in the WFOE Provinces, FibroGen WFOE) shall engage AstraZeneca China’s local Affiliate AZTC (or such other Affiliate as may be appointed in accordance with Exhibit D) to perform the Commercialization activities assigned to AstraZeneca in the Commercialization Plan initially pursuant to a commercial services agreement to be entered into between (i) AZTC on the one hand and (ii) JVCo and FibroGen WFOE on the other hand, or if the Parties so determine a separate commercial services agreement between AZTC and FibroGen WFOE (the “Commercialization Services Agreement(s)”); and provided that (a) AstraZeneca shall remain liable for AZTC’s performance of or failure to perform  Commercialization activities to the same extent as if it had performed such Commercialization activities itself and (b) AZTC shall undertake in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by AstraZeneca pursuant to Article 12 hereof.  When finalized, the Commercialization Services Agreement(s) shall be inserted as Exhibit C-2 to this Agreement.

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5.2Commercialization Plans and Budget.  As further described in this Section 5.2, the strategy for the Commercialization of each Product in the Territory shall be described in a comprehensive plan that describes the pre-launch, launch and subsequent Commercialization of such Product in the Territory (including without limitation messaging, branding, pricing, advertising, planning, marketing, sales force training and allocation, and reimbursement/managed care), key tactics for implementing those activities and the relative responsibilities of the Parties (each such plan, a “Commercialization Plan”), and the associated budget for such activities (each such budget, a “Commercialization Budget”). All Commercialization Plans and Commercialization Budgets with respect to Products in the Territory and subsequent revisions thereto will contain such information as the China Committee believes necessary for the successful Commercialization of such Product in the Territory.  Within thirty (30) days after the Effective Date, the Parties shall prepare an initial high-level Commercialization Plan for review and approval by the China Committee and JSC.  Within twelve (12) months after the Effective Date (or at another time as soon as reasonably practicable thereafter as the Parties may mutually agree), the Parties shall prepare a detailed Commercialization Plan for review and approval by the China Committee and JSC.

5.3Formation, Functions and Ownership of JVCo.

(a)Formation and Functions of JVCo.  The Parties have agreed that, following the Second A&R Agreement Effective Date, FibroGen China and AstraZeneca (through its Affiliate, AstraZeneca China) shall pursue the transactions [*] where the Target [*] will serve as the JVCo and be the distribution entity for the First Product in the JV Territory other than the WFOE Provinces.  In connection with the foregoing, [*]. To the extent permissible under applicable laws and regulations, the Parties shall include dispute resolution provisions in the SHA, Supply Agreement, Commercialization License Agreement, Trademark License Agreement, and/or Commercialization Services Agreement(s) that are consistent with the provisions of Section 14.1 relating to the treatment of Connected Disputes.

(b)Ownership of JVCo.  The capitalization obligations and operational governance of JVCo will be set forth in the JVCo’s Articles of Association and SHA.  The ownership of JVCo will consist of FibroGen WFOE holding [*] of the equity interests in the registered capital of JVCo and AstraZeneca China holding the remaining [*] of the equity interests in the registered capital of JVCo.

(c)Mutual Covenants.  The Parties hereby agree that they shall, or shall cause their relevant Affiliates to, exercise their respective voting rights and other rights as a shareholder of JVCo:

(i)in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this Agreement and the rights and obligations of the Parties as set out in this Agreement; and

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(ii)to procure that any director appointed by it to the board of directors of JVCo from time to time shall (subject to their fiduciary duties to JVCo and other applicable laws and regulations) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this Agreement and the rights and obligations of the Parties as set out in this Agreement, [*], and that all operational matters of JVCo will be decided in accordance with the China Committee’s specific responsibilities and the SHA.

(d)Arrangements During the Interim Period and Within the WFOE Provinces.  The Parties agree that during the Interim Period and following the Interim Period within the WFOE Provinces, FibroGen WFOE shall perform its obligations in accordance with Exhibit D and this Agreement, including the reporting obligations in Section 5.5, the regulatory compliance obligations in Section 5.8, the cross-territorial restrictions in Section 7.6, and the recording keeping obligations in Section 8.11, with respect to the First Product in the JV Territory, and the Parties shall, if applicable, include reasonably equivalent obligations in the Shareholders’ Agreement to the extent applicable to the activities that JVCo is to perform.

(e)Arrangements Following Termination of SHA. If, at any time during the term of this Agreement, JVCo is dissolved or sold to a Third Party, then the period of time from the date of the first such event until the termination of the last Transaction Agreement shall also be deemed an “Interim Period” and the provisions of this Agreement and Exhibit D shall be applied in accordance with the Interim Period arrangements set forth herein and therein.

5.4Responsibilities. Except as otherwise described in the Commercialization Plan, AstraZeneca (through its Affiliate, AstraZeneca China) or its other designated Affiliate shall have the sole right and responsibility for distribution of Products in the Territory; provided that with respect to the First Product, within the JV Territory, AstraZeneca has agreed that it shall procure that AstraZeneca China (or its other designated Affiliate) agrees that: (a) during the Interim Period, FibroGen WFOE shall sell the First Product directly to Third Party distributors; (b) following the Interim Period, JVCo will be appointed as the exclusive  distributor in the JV Territory (other than the WFOE Provinces and FibroGen WFOE shall sell the First Product directly to Third Party distributors within the WFOE Provinces) and AstraZeneca China shall grant JVCo commercialization rights in connection with such appointment pursuant to the Commercialization License between AstraZeneca China and JVCo. The Parties acknowledge that, under this Agreement and through AstraZeneca’s participation in the development of the First Product since the Effective Date, AstraZeneca has rights to Commercialize and benefit from the Commercialization of the First Product. AstraZeneca will assign, license or delegate its contractual rights and obligations and its accrued rights with respect to Commercialization to AstraZeneca China or other designated Affiliate; provided that AstraZeneca shall remain liable for, Commercialization activities delegated to any AstraZeneca Affiliate including any such activities provided pursuant to the terms of the Commercialization Services Agreement(s).  The Supply Agreement and the Commercialization Services Agreement will contain representations, warranties and covenants that are equivalent to the representations, warranties and covenants in Section 10.4.  FibroGen China shall have the right to conduct commercial activities related to any First Product to the extent sufficient to demonstrate substance in Hong Kong in order to benefit from preferential tax treatment on withholding taxes under the applicable China–Hong Kong tax treaties; provided that such activities shall not include Product distribution.

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5.5Commercialization Reports.  FibroGen China and AstraZeneca (through its Affiliate, AstraZeneca China) shall keep the China Committee fully informed regarding the progress and results of Commercialization activities for Products in the Territory, including an annual review of results versus plans (as set forth in the Commercialization Plan(s)).

5.6Samples.  Neither Party shall distribute any samples of Products without the prior written consent of the other Party.

5.7Diligence; Subcontracts.  Each Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it and its Affiliates under the Commercialization Plan and the Commercialization Services Agreement(s) in a timely and effective manner and in compliance with all applicable laws and regulations.  Without limiting Section 5.1, each Party may perform any of its obligations under the Commercialization Plan through one or more subcontractors or consultants; provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof, and (c) the subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work under the Commercialization Plan to the Party retaining such subcontractor.

5.8Regulatory Compliance.

(a)Each of FibroGen China and AstraZeneca (through its Affiliate, AstraZeneca China) shall reasonably cooperate with the other Party in its efforts toward ensuring that all government reporting (including price and gift reporting), sales, marketing and promotional practices in respect of each Product meet the standards required by (A) the Drug Administration Law, (B) the Anti-unfair Competition Law of the PRC, (C) the Advertising Law of the PRC, the Standards for the Review and Publication of Drug Advertisement issued by the CFDA and the State Administration of Industry and Commerce, (D) the Code of Practice of the China Association of Enterprise with Foreign Investment R&D-Based Pharmaceutical Association Committee, (E) the Anti-Corruption Laws, and (F) other applicable laws and regulations.

(b)In accordance with Section 5.8(a), each Party shall provide its sales representatives appropriate training on proper marketing and sales techniques.  Such training will include, among other topics, CFDA requirements and other national and local regulations and industry guidelines, including those set forth in clause (a) above.  If requested by a Party,  the other Party shall provide a written description of the training to the requesting Party no less frequently than on an annual basis.

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(c)Each of FibroGen China and AstraZeneca shall reasonably cooperate with the other Party to provide the other Party access to any and all information, data and reports required by the other in order to comply with the relevant provisions of any applicable laws and regulations, including without limitation reporting requirements, in a timely and appropriate manner. Each Party shall ensure that its reporting to the state and local healthcare programs related to the Products is true, complete and correct in all respects; provided, however, that a Party shall not be held responsible for submitting erroneous reports if such deficiencies result from information provided by the other Party which itself was not true, complete and correct.

(d)AstraZeneca shall, so far as practicable, provide to FibroGen China in advance any submission containing any information provided by FibroGen China pursuant to this Section 5.8 that AstraZeneca proposes to submit to any Regulatory Authority. AstraZeneca further agrees to seek confidential treatment of any such information related to FibroGen China that it submits to any governmental entity to the extent permitted under any applicable laws and regulations.

(e)FibroGen China and AstraZeneca shall confer with each other on a regular basis to discuss and compare their respective procedures and methodologies relating to each Party’s compliance to any applicable laws or regulations or fulfillment of any other obligation contained in this Section 5.8.  In the event that the Parties have different understandings or interpretations of this Section 5.8 or of the applicability of, or standards required by, any applicable laws or regulations, then the Parties shall confer and seek to reach common agreement on such matters.

(f)Each Party agrees that:

(i)it will instruct its sales representatives to use, and will use Commercially Reasonable Efforts to train and monitor its sales representatives to ensure that such sales representatives use, only Promotional Materials and literature approved for use under Section 5.8 for the promotion of the Products in the Territory;

(ii)it will instruct its sales representatives not to misbrand, change, alter or adulterate any Promotional Materials supplied to it in any way prior to or during their distribution or use; and

(iii)it will instruct its sales representatives to do, and will use Commercially Reasonable Efforts to train its sales representatives to do, and will establish appropriate internal systems, policies and procedures for the monitoring of its sales representatives with the goal of ensuring that such personnel do, the following:

(1)limit claims of efficacy and safety for the Products to those that are (A) consistent with approved promotional claims in, and not add, delete or modify claims of efficacy and safety in the promotion of such Products in any respect from those claims of efficacy and safety that are contained in, the then effective Commercialization Plan, (B) consistent with applicable laws and regulations, and (C) consistent with the Product labeling approved by the Regulatory Authorities;

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(2)not make any changes in Promotional Materials, and use Promotional Materials within the Territory only in a manner that is consistent with (A) the then effective Commercialization Plan, (B) applicable laws and regulations and (C) the Product labeling approved by the Regulatory Authorities;

(3)promote the Products in compliance with applicable legal and professional standards that are generally accepted by the pharmaceutical industry in the applicable market, including applicable laws and regulations and the applicable guidelines concerning the advertising and promotion of prescription drug products described in Section 5.8; and

(4)not to, directly or indirectly, pay, promise to pay, or authorize the payment of any money, or give, promise to give, or authorize the giving of anything of value to any healthcare professional, official or employee of any Governmental Authority, or to any political party, or official thereof, or to any candidate for political office (including any party, official, or candidate) for the purpose of promoting the sale or improper use of a Product.

5.9Other Transaction Agreements.  The Parties shall finalize and enter into, or cause JVCo or AstraZeneca China (as applicable) to enter into, one or more Commercialization Services Agreements, the Supply Agreement, the Commercialization License Agreement, and the Trademark License Agreement within thirty (30) days following the Second A&R Agreement Effective Date or with respect to the SHA as soon as reasonably practical following such date.  In addition, the Parties will amend the U.S. and ROW Agreement to be consistent with the amendments to final decision making with respect to the Territory as set forth in Section 2.2(e)(i) and (ii) of this Agreement.

Article 6

Manufacture and Supply

6.1Supply Commitment. AstraZeneca agrees to purchase and FibroGen WFOE agrees to supply, all of AstraZeneca’s and its Affiliates and Sublicensees requirements of Product for Development and Commercialization in the Territory under the terms of this Article 6 and in accordance with this Agreement; provided that with respect to a First Product, FibroGen WFOE shall supply JVCo with its requirements of the First Product for distribution in the JV Territory other than the WFOE Provinces in accordance with this Agreement the Manufacturing Plan, and the Supply Agreement. All Product supplied to AstraZeneca or is Affiliates (or Sublicensees) or JVCo by or on behalf of FibroGen WFOE under this Agreement will be supplied as finished product.

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6.2Manufacturing Plan.  The manufacturing strategy for Manufacture of the First Product in the JV Territory shall be described in a reasonably detailed plan that describes [*] (each such plan, a “Manufacturing Plan”).  All Manufacture and supply of the First Product pursuant to this Agreement for the JV Territory shall be conducted in accordance with the Manufacturing Plan and the Supply Agreement. All Manufacturing Plans with respect to the First Product in the JV Territory and subsequent revisions thereto will contain such information as the China Committee reasonably believes necessary for the successful Manufacture of the First Product in the JV Territory.  [*], the Parties shall agree on an initial First Product Manufacturing Plan for review and approval by the China Committee, which initial Manufacturing Plan shall be based on FibroGen China’s then-existing manufacturing plan for the First Product in the JV Territory.

6.3Covenant.  Except as expressly set forth in this Article 6 or the U.S. and RoW Agreement, AstraZeneca shall not have the right to Manufacture any Product anywhere in the world.

6.4Second Source for Drug Substance. At a time to be determined by the JSC, FibroGen WFOE will complete activities to establish and secure Regulatory Approval for a second source for drug substance for Product using a Third Party supplier reasonably acceptable to AstraZeneca, and will thereafter maintain two separate, validated manufacturing sites for such drug substance, one of which will be FibroGen WFOE’s Beijing plant.

6.5Selection of Contract Manufacturer for Drug Product.  Upon AstraZeneca’s written request to FibroGen WFOE, which request shall not be submitted earlier than six (6) months after the Effective Date, the Parties will discuss in good faith the selection of a contract manufacturer to be used by FibroGen WFOE to conduct formulation and packaging (using drug substance supplied by FibroGen WFOE) for supply under this Agreement. The Parties shall discuss in good faith the introduction of such contract manufacturer into the supply chain when capacity at FibroGen WFOE’s Beijing plant becomes fully occupied. Such selection will be conducted in accordance with the following process: As soon as reasonably practicable following AstraZeneca’s request, the Parties will afford an opportunity for at least two (2) different Third Party contract manufacturers that are mutually acceptable to the Parties, consent not to be unreasonably withheld, to submit bids to conduct such manufacture. Such bids shall be based on a request for quotation, the contents of which shall be agreed by the Parties in good faith (and shall contain such specifications and forecasts as are reasonably necessary for a contract manufacturer to submit a bid with respect to such manufacture). AstraZeneca shall be afforded an opportunity to submit a bid on the same basis as the Third Party contract manufacturers. The Parties shall review and assess in good faith the bids submitted by the Third Party manufacturers and by AstraZeneca and shall recommend to the China Committee the bid that, on the whole, offers the most favorable terms for such manufacture of Product for supply to JVCo under this Agreement, based on a reasonable assessment of the relevant factors, including price, capital requirements, quality, capacity and capability to maintain continuity of supplies.  FibroGen WFOE will enter into a supply and quality contract with the Third Party contract manufacturer or (as the case may be) with AstraZeneca, whichever submitted the bid selected by the China Committee, on terms consistent with the selected bid and otherwise reasonably acceptable to FibroGen WFOE. In the event FibroGen WFOE shall contract with AstraZeneca in accordance with this Section 6.5, FibroGen WFOE shall, as soon as reasonably practicable after the completion of the selection

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process, provide the necessary technology transfer and royalty free licenses (if any) as well as all necessary assistance to obtain required Regulatory Approvals, all to enable AstraZeneca to conduct the formulation and packaging (using drug substance supplied by FibroGen WFOE) for supply of Product under this Agreement. If AstraZeneca is not selected as the contract manufacturer, then at any time after the [*], then AstraZeneca may request that the selection process set out above in this Section 6.5 shall be repeated. If AstraZeneca so requests, the Parties shall repeat such process, but only after the end of the then-current term of the then-current supply agreement with the Third Party manufacturer.

6.6Quality Agreement.  FibroGen WFOE and JVCo will negotiate in good faith and enter into a quality agreement at the same time as entering into the Supply Agreement.  In the event of any inconsistency between the Supply Agreement and Article 6 of this Agreement with regard to matters relating to quality control and quality assurance, the terms of the quality agreement shall prevail.

6.7Product Price.  With respect to Products other than the First Product, the Parties will agree on pricing mechanisms for determining the price per unit of Product for the supply of such Products to AstraZeneca based on the then-current Commercialization Plan, [*].

6.8Potential Cost Reductions. Through the Supply Committee, the Parties shall identify, discuss, and agree upon [*], and FibroGen WFOE shall use its Commercially Reasonable Endeavors to implement any steps or actions in accordance with the Manufacturing Plan agreed by the Supply Committee to effect cost reduction and efficiency improvements, [*].

6.9Supply Committee.  The Parties shall, within thirty (30) days following the Second A&R Agreement Effective Date, establish a Supply Committee (the “Supply Committee”) with equal representation from each Party to oversee the establishment and operation of the commercial supply chain for the Products in the Territory.  The Supply Committee shall meet each Calendar Quarter, or as otherwise agreed between the Parties.  Decision making shall be by consensus and the team members from each shall jointly have one (1) vote.  Disputes at the Supply Committee shall be handled by the China Committee. The Supply Committee shall have a chair selected by FibroGen China. The role of the chair shall be to convene and preside at meetings of the Supply Committee, to prepare and circulate agendas and to ensure the preparation of minutes.  The Supply Committee’ responsibilities shall include:

(a)Overseeing the construction and qualification of the FibroGen WFOE Beijing plant;

(b)Identifying any additional resource or capabilities needed to deliver the plant;

(c)Discussing and agreeing on the process for Manufacture of the Product in the Territory;

(d)Defining a China supply strategy for the Products in the Territory;

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(e)Carrying out the supplier selection process and recommending suitable CMOs to the China Committee;

(f)Overseeing supply chain performance for the Products in the Territory;

(g)Identifying, discussing, and agreeing, in good faith, upon cost reduction and efficiency improvement opportunities as described in Exhibit D;

(h)Discussing, preparing, and approving for submission to the China Committee for approval, annual and interim amendments to the Manufacturing Plan for each Product for the Territory;

(i)Overseeing the implementation of the Manufacturing Plan;

(j)Monitoring logistical strategies, capacity planning, inventory levels for each Product for consistency with the forecasts or each Product in the Territory;

(k)Developing and agreeing to terms for the receiving, accepting and filling of orders and the delivery of the First Product to Third Parties by JVCo in the JV Territory; and

(l)Engaging in any other activities or assuming any other responsibilities delegated to it by the China Committee or as set forth in this Agreement or in the Supply Agreement.

Article 7

Licenses And Exclusivity

7.1License to AstraZeneca.  Subject to the terms and conditions of this Agreement, FibroGen China hereby grants AstraZeneca a co-exclusive (with FibroGen Cayman, who retains a licensable right to develop, use, sell, offer for sale, import and Commercialize Products in the Field in the Territory), royalty-bearing, sublicensable (solely as permitted in accordance with Section 7.3) license under the FibroGen China Technology and the Marks to Develop (solely in accordance with the applicable Development Plan), use, sell, offer for sale, import and Commercialize, but not Manufacture, Products in the Field in the Territory.  With respect to any Product hereunder, notwithstanding the foregoing, AstraZeneca shall (a) not exercise any of the co-exclusive rights to Develop granted hereunder until FibroGen WFOE has sole ownership of and is the sole named party for the regulatory licenses in the Territory, which shall include without limitation the (i) New Drug License, (ii) Product Approval Code, (iii) Manufacturing License, and (iv) GMP License, and for such licenses any other necessary, related or successor licenses, and (b) take all actions and execute all documents reasonably necessary to ensure that FibroGen WFOE shall solely hold such licenses.  FibroGen shall promptly notify AstraZeneca upon the issuance of such licenses.

7.2Licenses to FibroGen China.  Subject to the terms and conditions of this Agreement, AstraZeneca does hereby grant to FibroGen Cayman a non-exclusive, sublicensable, royalty-free, fully-paid license, under the AstraZeneca Technology during the Term, to conduct

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any and all activities assigned to FibroGen China under the Development Plans and Commercialization Plans, and to Develop and Commercialize Products outside of the Territory.  The foregoing license shall not extend to or be sublicensed by FibroGen Cayman or any Affiliate of FibroGen Cayman to JVCo and, for clarity, any and all license grants to JVCo to perform its activities as contemplated hereunder shall be granted by AstraZeneca China pursuant to a Commercialization License Agreement entered into by JVCo.

7.3Sublicensing.  For clarity, the license granted by FibroGen Cayman to AstraZeneca in Section 7.1 may be sublicensed by AstraZeneca to: (i) AstraZeneca China or any other Affiliate of AstraZeneca or, directly or through an Affiliate, to JVCo in the Commercialization License Agreement, in each case, without any requirement of consent; provided that any such sublicense to an Affiliate of AstraZeneca shall immediately terminate if and when such party ceases to be an Affiliate of AstraZeneca or (ii) a Third Party only with the prior written consent of FibroGen Cayman, except where such sublicensing is permitted under an applicable Development Plan or Commercialization Plan, in which case consent shall not be required.

7.4Promotion.  Except for the promotion rights expressly granted to the Parties under this Agreement and except as otherwise permitted under an applicable Commercialization Plan or the Commercialization Services Agreement(s), neither Party shall be permitted to Promote the Products in the Territory with any Third Party.

7.5Covenants by FibroGen China.

(a)Except as provided in this Agreement, including the right to Develop and Commercialize Probe Compounds in accordance with Section 3.4, during the Term, FibroGen China and its Affiliates shall not, and shall not license or authorize any Third Party to, (i) Commercialize any Product in the Territory outside the Field or (ii) develop or commercialize any HIF Compound in any ESA Approved Indication in the Territory or any indication for which a “Product” is being Developed or Commercialized under the U.S. and RoW Agreement.

(b)During the Term, the applicable Affiliate of FibroGen China shall not make any amendment to any of the Astellas Agreements that has a material adverse impact on AstraZeneca’s rights under this Agreement without the prior written consent of AstraZeneca.

7.6Cross-Territorial Restriction.

(a)Except as permitted under the U.S. and RoW Agreement, AstraZeneca hereby covenants and agrees that it shall not, and will ensure that its Sublicensees will not, either directly or indirectly, actively promote, market, distribute, import, sell or have sold Product into countries outside the Territory.  As to such countries outside the Territory: (i) AstraZeneca shall not, and will ensure that its Sublicensees will not, engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located in such countries; and (ii) AstraZeneca shall not, and will ensure that its Sublicensees will not, solicit orders for Products from any prospective purchaser located in such countries.  If AstraZeneca receives any order for Products from a prospective purchaser located in a country outside the Territory from which re-imports into the Territory are unlikely, AstraZeneca shall immediately refer that order to FibroGen Cayman. AstraZeneca shall not accept any such

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orders. AstraZeneca may not deliver or tender (or cause to be delivered or tendered) any Product into a country outside of the Territory from which re-imports into the Territory are unlikely. AstraZeneca shall not, and will ensure that its Affiliates and Sublicensees will not, restrict or impede in any manner FibroGen Cayman’s exercise of its retained rights outside the Territory, provided that any such exercise of rights by FibroGen Cayman shall comply with the terms of this Agreement. For clarity, nothing in this Section 7.6(a) restricts or limits AstraZeneca’s rights under the U.S. and RoW Agreement.

(b)Except as permitted under the U.S. and RoW Agreement, FibroGen China hereby covenants and agrees that it shall not, and will ensure that its Affiliates and Sublicensees will not, either directly or indirectly, actively promote, market, distribute, import, sell or have sold Product into countries outside the Territory.  As to such countries outside the Territory: (i) FibroGen China shall not, and will ensure that its Affiliates and Sublicensees will not, engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located in such countries; and (ii) FibroGen China shall not, and will ensure that its Affiliates and Sublicensees will not, solicit orders for Products from any prospective purchaser located in such countries.  If FibroGen China receives any order for Products from a prospective purchaser located in a country outside the Territory from which re-imports into the Territory are unlikely, FibroGen China shall immediately refer that order to AstraZeneca or, if for the First Product in the JV Territory other than the WFOE Provinces, JVCo. FibroGen China shall not accept any such orders. FibroGen China may not deliver or tender (or cause to be delivered or tendered) any Product into a country outside of the Territory from which re-imports into the Territory are unlikely. FibroGen China shall not, and will ensure that its Affiliates and Sublicensees will not, restrict or impede in any manner AstraZeneca’s or JVCo’s rights within the Territory, provided that any such exercise of rights by AstraZeneca or JVCo shall comply with the terms of this Agreement. For clarity, nothing in this Section 7.6(b) restricts or limits FibroGen China’s rights under the U.S. and RoW Agreement.

7.7Negative Covenant.  Each Party covenants that it will not knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Article 7 except for the purposes expressly permitted in the applicable license grant.

7.8No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

7.9Exclusivity. AstraZeneca hereby covenants that during the Term and the term of the U.S. and RoW Agreement, except pursuant to this Agreement or the U.S. and RoW Agreement, neither it nor its Affiliates will, directly or indirectly, by itself or with a Third Party, research, manufacture, develop, sell, market or otherwise commercialize any HIF Compound in the Territory, and neither it nor its Affiliates will license or authorize a Third Party to conduct any such activity in the Territory.  Notwithstanding the foregoing, AstraZeneca shall not be in breach of this Section 7.9 solely as a result of its conduct of preclinical research on HIF Compounds if such research is not part of a research program conducted by AstraZeneca.

Article 8

Financials

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8.1License Fees. The Parties acknowledge that, prior to the Second A&R Agreement Effective Date, AstraZeneca paid in full to FibroGen Cayman each of the following non-refundable, non-creditable license fees on or before the applicable date set forth below.

License Fees. Number	Due Date	Payment
[*]	[*]	[*]
[*]	[*]	[*]

8.2Upfront Development Reimbursement.  [*]

8.3Development Milestone Payments.

(a)Development Milestone Payments. AstraZeneca has made or shall make milestone payments to FibroGen Cayman based on achievement by AstraZeneca or a Sublicensee (or, if applicable, by FibroGen China) of the substantive development and regulatory milestones in the Territory as set forth in this Section 8.3.

Number	Milestone	Payment
[*]	[*]	[*]

Each milestone in Section 8.3(a) shall be paid only once, without regard to whether two or more Products ultimately achieve any such milestone event. FibroGen China acknowledges that, prior to the Second A&R Agreement Effective Date, payment for milestone events 1 through 6 above have been paid in full.

[*]

(b)Notice; Payment. FibroGen Cayman or AstraZeneca, as applicable, will notify the other Party of the achievement of the applicable milestone event by such Party or its Affiliate or Sublicensee within forty-five days after achievement thereof. Thereafter, FibroGen Cayman shall submit an invoice to AstraZeneca, and within forty five (45) days after receipt of invoice, AstraZeneca shall pay the amounts set forth in Section 8.3(a).  Each such payment shall be made by wire transfer of immediately available funds into an account designated by FibroGen Cayman.  Each such payment is nonrefundable and non-creditable against any other payments due hereunder.

8.4Sales Milestone Payments.

(a)Milestones.  AstraZeneca shall make each of the substantive sales milestone payments indicated below to FibroGen Cayman when aggregate annual Net Sales of all

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Products across all indications in the Field in the Territory first reach the Dollar values indicated below.

Aggregate Annual Net Sales	Payment
[*]	[*]

Each milestone in this Section 8.4(a) shall be paid only once on the first achievement of such milestone without regard to whether two or more Products ultimately achieve any such milestone event or how many times such milestone may be achieved once paid.

(b)Notice; Payment. AstraZeneca or its designated Affiliate (where applicable based on information provided by JVCo) shall notify FibroGen Cayman and AstraZeneca of the achievement of each of the milestone events in Section 8.4(a) within forty-five (45) days after the end of the Calendar Quarter in which achieved.  Thereafter, FibroGen Cayman shall invoice AstraZeneca, and AstraZeneca will pay to FibroGen Cayman the applicable amount within forty-five (45) days after AstraZeneca’s receipt of an invoice from FibroGen Cayman.  Each such payment shall be made by wire transfer of immediately available funds into an account designated by FibroGen Cayman.  Each such payment is nonrefundable and non-creditable against any other payments due hereunder.

8.5Development Reimbursement Payments.

(a)Reimbursement for Development. With respect to Development Costs for the Products in the Territory not already reimbursed under Section 8.2, (i) prior to July 1, 2020, FibroGen China and AstraZeneca and (ii) on or after July 1, 2020, FibroGen China and AstraZeneca China, shall share equally (fifty percent (50%) each) the costs and expenses of the Development efforts of the Parties under the Development Plan and Development Budget, as well as the capital and equipment costs for the manufacturing plant in the Territory for the Products (including [*] for such capital and equipment costs, which the Parties acknowledge has been paid in full by AstraZeneca as of the Second A&R Agreement Effective Date). AstraZeneca shall cause AstraZeneca China to share any costs and expenses arising under clause (ii) of this Section 8.5(a).

(b)Payments and Reports. All amounts payable to FibroGen China or AstraZeneca pursuant to this Section 8.5 shall be paid in Dollars prior to July 1, 2020, or after July 1, 2020 in RMB (which in the case of amounts payable by AstraZeneca, shall be paid by AstraZeneca China) unless otherwise agreed by the Parties, on a Calendar Quarter basis.  Within fifteen (15) days if reasonably possible for AstraZeneca using reasonable endeavors to meet such timeline and in no event later than twenty (20) days after the end of each Calendar Quarter after the Second A&R Agreement Effective Date, AstraZeneca shall submit to FibroGen Cayman and FibroGen Cayman or FibroGen WFOE, as applicable, shall within fifteen (15) days if reasonably possible for FibroGen Cayman or FibroGen WFOE, as applicable, using reasonable endeavors to meet such timeline and in no event later than twenty (20) days after the end of each Calendar Quarter submit to AstraZeneca a statement setting forth the Development Costs incurred by it during such Calendar Quarter. As soon as practicable, and not later than within thirty two (32) days of the end of the Calendar Quarter, the Parties shall discuss and shall use best efforts to resolve

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any issues with respect to such statements; provided, however that each Party shall generate any questions and respond to any inquiries regarding the invoices as promptly as reasonably possible following receipt, including within forty-eight (48) hours for response to ordinary inquiries.  Following the reconciliation process for the applicable Calendar Quarter, each of FibroGen and AstraZeneca shall provide an invoice to the other Party reflecting fifty percent (50%) of their respective Development Costs incurred.  Within forty five (45) days after its receipt of such invoices, the Party who incurred less Development Costs in the Calendar Quarter shall pay to the other Party an amount equal to fifty percent (50%) of the difference between the invoices so that each Party bears fifty percent (50%) of the total Development Costs incurred by the Parties in such Calendar Quarter (subject to the provisions on budget overages in Section 1.165).

8.6Net Profit and Net Loss Share.

(a)General.  For each Product, the Parties shall each be entitled to fifty percent (50%) of any Net Profits, and bear fifty percent (50%) of any Net Losses as described in Exhibit D.  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that [*] AstraZeneca China and FibroGen WFOE shall each be entitled to receive fifty percent (50%) of any Net Profit, and bear fifty percent (50%) of any Net Loss, as applicable, for the First Product in the JV Territory as set forth in Exhibit D.[*]

(b)Profits Payments and Reports.  Details with respect to Net Profit and Royalties and related payments are as set forth in Exhibit D.

8.7Taxes.

(a)Taxes on Income.  Subject to Exhibit D, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b)Withholding Tax. The Party making payments  under this Agreement (the “Payor”) to the other Party (the “Payee”) shall deduct or withhold from the payments any Taxes that it is required by applicable law to deduct or withhold. The Payee shall provide the Payor any tax forms or appropriate governmental authorization that may be reasonably necessary in order for Payor to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  The Payee shall use Commercially Reasonable Efforts to provide any such tax forms to the Payor at least thirty (30) days prior to the due date for any payment for which the Payee desires that Payor apply a reduced withholding rate and in any event at least fifteen (15) days prior to the time the applicable payment is due.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws and regulations, of withholding taxes, Indirect Taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or Indirect Taxes.

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(c)Payment of Tax.  To the extent the Payor is required by applicable law or regulations to deduct and withhold taxes on any payment to the Payee, the Payor shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the Payee an official tax certificate or other evidence of such withholding sufficient to enable the Payee to claim such payment of taxes.

(d)Indirect Tax.  All payments to be made by one Party to another Party, pursuant to the terms of this Agreement, are stated exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of such payments, the Party making shall payment shall pay such Indirect Taxes at the applicable rate following the receipt where applicable of an Indirect Taxes invoice in the appropriate form issued.  Each Party shall issue valid invoices for all amounts payable under this Agreement consistent with all applicable Laws and irrespective of whether such amounts may be netted for settlement purposes.  The Parties shall cooperate in accordance with applicable law to minimize Indirect Taxes

8.8Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, reimbursements or other payments in that country that are to be under this Agreement in RMB shall instead be paid to FibroGen China or AstraZeneca, as the case may be, in the equivalent amount in Dollars.

8.9Foreign Exchange.  With the exception of milestone payments made by AstraZeneca under Section 8.3 and Section 8.4, which shall be paid in Dollars, all amounts payable and all calculations under this Agreement shall be made in RMB. Sales or costs and expenses shall be converted into Dollars or RMB, as applicable, in a manner consistent with FibroGen China’s and AstraZeneca’s (or if applicable, AstraZeneca China’s) customary and usual conversion procedures used to prepare such Party’s audited financial statement for external reporting purposes, provided always that such practices use a widely accepted source of published exchange rates.

8.10Late Payments.  Except as set forth in Exhibit D, if a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the U.S. Prime Rate for the date payment was due as reported by the Wall Street Journal.

8.11Financial Records; Audits.

(a)Records.  Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount to be reimbursed, pursuant to Section 8.5 or 8.6 or the Commercialization Services Agreement(s), with respect to Development Costs or Actual Costs and in relation to the calculation of Net Profit and Net Loss and related payments as described in Section 8.6 above and Exhibit D, or other amounts to be reimbursed or shared hereunder incurred or generated (as applicable) by such Party, achievement of sales milestones and other compensation payable under this Agreement.  Each Party shall keep or cause its Affiliates to keep such records for a period of the later of (i) six (6) years after the end of the period to which such books, records and accounts pertain and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law.

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(b)Procedure.  Upon reasonable prior notice, such records shall be open during regular business hours for a period of three (3) years from the creation of individual records, in each case, for examination at the auditing Party’s expense, and not more often than once each Calendar Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports or sales milestone notices furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party to the other pursuant to this Agreement.  Any such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement.  Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 8.10) from the original due date (unless challenged in good faith by the audited Party in which case any dispute with respect thereto shall be resolved in accordance with Article 14).  The auditing Party shall bear the full cost of such audit unless such audit reveals an overcharge or underpayment by the audited Party that resulted from a discrepancy in a report that the audited Party provided to the other Party during the applicable audit period, which underpayment or overcharge was more than five percent (5%) of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit.

(c)Audit Dispute.  In the event of a dispute with respect to any audit under Section 8.11(b), FibroGen China and AstraZeneca shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other entity or individual as the Parties shall mutually agree (the “Auditor”).  The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine.  Not later than ten (10) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.10 or the auditing Party shall reimburse the excess payments, as applicable.

8.12Manner and Place of Payment.  Except as otherwise expressly provided under this Agreement, all payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by FibroGen WFOE, FibroGen Cayman or AstraZeneca (as applicable), unless otherwise specified in writing by such Party.  All payments hereunder shall be invoiced by the Payee to the Payor. Each invoice to AstraZeneca shall fulfill the requirements set forth on Exhibit I.

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8.13Estimated Sales and Accruals.  To the extent that any amounts used in the calculation of Development Costs or Actual Costs are based on estimates or accruals with respect to the Products in the Territory, FibroGen China shall notify AstraZeneca or its designated Affiliate of any such estimates or accruals or adjustments or changes based on a revision in estimates and accruals or true-up of such amounts within thirty (30) days of any such adjustment or reconciliation by FibroGen China.

Article 9

Intellectual Property

9.1Intellectual Property Committee. The Parties shall, promptly after the Effective Date, establish an intellectual property committee (the “IP Committee”) comprised of at least one senior patent attorney from each Party, together with such representatives of the Parties as the Parties may determine to be appropriate from time to time, to review and discuss, in each case with respect to FibroGen China Patents and Joint Patents, the patent prosecution strategy (including whether and where to file patent applications), applications for patent term extension and notices of infringement, as well as the selection, registration, maintenance and defense of Marks and interest in Third Party intellectual property.  The IP Committee will serve solely an advisory purpose and shall not have authority to approve or disapprove any actions with respect to patent filing, prosecution and maintenance under this Agreement.

9.2Ownership of Inventions.   Ownership of Information and inventions, whether or not patentable, made during the Term in the course of conducting activities under this Agreement, including all intellectual property rights therein (collectively, “Inventions”) shall be as follows: (a) FibroGen Cayman shall own all Inventions [*], whether made solely by employees, agents or independent contractors of either Party or its respective Affiliates, or jointly by employees, agents or independent contractors of both Parties or their respective Affiliates, (collectively, “Collaboration Inventions”), (b) AstraZeneca shall own all Inventions that are made solely by employees, agents or independent contractors of AstraZeneca or its Affiliates that are not Collaboration Inventions, (c) FibroGen Cayman shall own all Inventions that are made solely by employees, agents or independent contractors of FibroGen China or its Affiliates that are not Collaboration Inventions, and (d) AstraZeneca and FibroGen Cayman shall jointly own all Inventions that are made jointly by employees, agents, or independent contractors of each Party or its Affiliates that are not Collaboration Inventions (“Joint Inventions”).  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each of AstraZeneca and FibroGen Cayman shall be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Patents claiming Joint Inventions (“Joint Patents”) without the duty of accounting or seeking consent from the other Party. AstraZeneca hereby assigns to FibroGen Cayman all of its and its Affiliates’ right, title and interest in and to the Collaboration Inventions, and agrees to take such further actions reasonably requested by FibroGen Cayman to evidence such assignment, except where such Collaboration Inventions have been made by an independent contractor retained by AstraZeneca without such contractor having agreed to assign such Collaboration Inventions to AstraZeneca, as approved by the China Committee.

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9.3Disclosure of Inventions.  Each Party shall promptly disclose to the other all Inventions promptly after becoming aware of them, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Inventions.  Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such Inventions.

9.4AstraZeneca Independent Inventions.  In the event that AstraZeneca develops, during the Term, independently of its activities under this Agreement, any inventions or intellectual property rights that [*] AstraZeneca hereby grants to FibroGen Cayman a non-exclusive, worldwide, sublicenseable license to such inventions and intellectual property rights for any and all purposes with respect to HIF Compounds.

9.5Prosecution of Patents.

(a)FibroGen China Patents.  Except as otherwise provided in this Section 9.5(a), as between the Parties, FibroGen Cayman shall have the sole right and authority to manage all FibroGen China Patent prosecution activities under this Agreement. This includes the right and authority to prepare, file, prosecute  and maintain all FibroGen China Patents in any jurisdiction in the world, including defending such FibroGen China Patents in any patent office proceedings, pre- or post-grant or issuance, including reissue, reexamination, limitation or invalidation proceedings, or any opposition- or interference-type proceeding or challenge.  FibroGen Cayman shall provide AstraZeneca reasonable opportunity to review and comment on filing and prosecution efforts regarding the FibroGen China Patents in the Territory.  FibroGen Cayman shall, if requested by AstraZeneca, provide AstraZeneca  with copies of material communications from any patent authority in the Territory regarding any FibroGen China Patents so designated by the IP Committee, and shall, if requested, provide drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that AstraZeneca may have the opportunity to review and comment thereon. FibroGen Cayman shall further take into account and may include, at FibroGen Cayman’s sole discretion, any reasonable comments provided by AstraZeneca prior to submission of any such filings or responses.  Each Party shall bear its own internal and out-of-pocket costs in respect of the prosecution of FibroGen China Patents.

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(b)Joint Patents.  With respect to any potentially patentable Joint Invention, AstraZeneca shall have the first right, but not the obligation, to prepare patent applications based on such Joint Invention, to file and prosecute (including defense of any oppositions, interferences, reissue proceedings and reexaminations) such patent applications, and to maintain any Joint Patents in any jurisdictions throughout the Territory.  If AstraZeneca determines in its sole discretion to abandon, cease prosecution or otherwise not file or maintain any Joint Patent anywhere in the Territory, then AstraZeneca shall provide FibroGen Cayman written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and shall provide FibroGen Cayman with the opportunity to prepare, file, prosecute and maintain such Joint Patent.  The Party that is responsible for preparing, filing, prosecuting, and maintaining a particular Joint Patent (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patent, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts.  The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.  Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case:  (i) the disclaiming Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration; and (ii) if such assignment is effected, any such Joint Patent would thereafter be deemed a FibroGen China Patent in the case of assignment to FibroGen Cayman, or a AstraZeneca Patent in the case of assignment to AstraZeneca; provided, however, that the disclaiming party would have an immunity from suit under such FibroGen China Patent or AstraZeneca Patent, as the case may be, in the applicable country or jurisdiction.  In addition, any Joint Patent that becomes a FibroGen China Patent pursuant to the preceding sentence shall be excluded from the license granted to AstraZeneca in Section 7.1.  Each Party shall bear its own internal costs in respect of the prosecution of Joint Patents.  Out-of-pocket costs incurred in respect of the prosecution and maintenance of Joint Patents in the Territory shall be borne equally by AstraZeneca and FibroGen Cayman.  In the event a Party elects to disclaim its interest in a Joint Patent, the costs incurred with respect to such Patent after the date of such disclaimer shall thereafter be borne exclusively by the other Party, without reimbursement or credit.

(c)Cooperation in Prosecution and Extensions.  Each Party shall through the IP Committee provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 1.220, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

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9.6Infringement of FibroGen China Patents by Third Parties.

(a)Notification.  If there is any infringement, threatened infringement, imminent infringement or alleged infringement of any of the FibroGen China Patents on account of a Third Party’s manufacture, use, offer for sale, or sale of a Collaboration Compound or Product in the Field in the Territory (in each case, a “Product Infringement”), then each Party shall promptly notify the other Party in writing of any such Product Infringement of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such Product Infringement.

(b)Enforcement Rights.  FibroGen China shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any Product Infringement of the FibroGen China Patents in the Territory (and to defend any related counterclaim) and the costs and expenses shall be shared equally by the Parties.  FibroGen China shall have a period of one hundred eighty (180) days after its receipt or delivery of notice and evidence pursuant to Section 9.6(a) above, to elect to enforce such FibroGen China Patent in the Territory (or to settle or otherwise secure the abatement of such Product Infringement). In the event that FibroGen China does not so elect (or settle or otherwise secure the abatement of such Product Infringement), it shall so notify AstraZeneca in writing, and AstraZeneca shall have the right to commence a suit or take action to enforce the applicable FibroGen China Patent with respect to a Product Infringement in the Field in the Territory (and to defend any related counterclaim) at AstraZeneca’s expense. The IP Committee shall take the necessary actions to ensure that AstraZeneca has proper standing to bring suit under this Section 9.6(b).

(c)Cooperation.  In any action, suit or proceeding instituted under this Section 9.6, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join such action, suit or proceedings and shall be represented using counsel of its own choice, at the requesting Party’s expense. If a Party with the right to initiate legal proceedings under this Section 9.6 lacks standing to do so and the other Party has standing to initiate such legal proceedings, then the Party with standing shall initiate such legal proceedings at the request and expense of the other Party (including reasonable internal personnel costs).

(d)Settlement.  Without the prior written consent of the other Party, neither Party shall settle any claim, suit or action that it brought under this Section 9.6 involving FibroGen China Patents in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of either Party to sell Products anywhere in or outside the Territory.

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(e)Expenses and Recoveries.  Any expenses incurred by such Party as a result of any claim, suit or action under Section 9.6(b) against any person or entity engaged in Product Infringement or any other infringement of the FibroGen China Patents shall be shared by the Parties equally under this Agreement (50%/50%); [*].  If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be first allocated to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel) and any remaining amount shall be shared by the Parties equally (50%/50%).

(f)Other Infringements.  For clarity, as between the Parties, FibroGen China shall have the sole right to enforce the FibroGen China Patents in the Territory against any infringement, imminent infringement, threatened infringement or alleged infringement that is not a Product Infringement in the Field.

(g)Patents Licensed from Third Parties. Each Party’s rights under this Section 9.6 with respect to any FibroGen China Patent licensed from a Third Party shall be subject to the rights of such Third Party to enforce such FibroGen China Patent and/or defend against any claims that such FibroGen China Patent is invalid or unenforceable.

(h)Joint Patents.  Each Party shall promptly notify the other Party upon becoming aware of any infringement, imminent infringement, threatened infringement or alleged infringement of any Joint Patent (“Joint Patent Infringement”).  The Parties will promptly thereafter meet to discuss in good faith how and whether to proceed to enforce the applicable Joint Patent against such Joint Patent Infringement.  If the Parties fail to agree within sixty (60) days, then either Party shall have the right to take any action permitted under applicable law.

(i)Defense of FibroGen China Patents.  To the extent any Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any FibroGen China Patent in the Territory, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim.  FibroGen China shall have the sole right to defend such action, at FibroGen China’s expense, and AstraZeneca will cooperate with FibroGen China in such defense.  All costs and expenses incurred in such activities shall be shared by  the Parties equally (50%/50%) under this Agreement; [*].  FibroGen China shall keep AstraZeneca regularly informed of the status and progress of such efforts, and shall reasonably consider AstraZeneca’s comments on any such efforts.

9.7Third Party Patents.  FibroGen China shall have the sole right and authority to initiate and/or pursue at its sole expense any patent office proceedings, pre- or post-grant or issuance, including reissue, reexamination, limitation, or invalidation proceedings, or any opposition- or interference-type proceeding or challenge against any Third Party Patent that relates or that may potentially relate to the manufacture, use, or sale of a HIF Compound or a Product.

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9.8Defense of Infringement Actions.   During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement of Third Party intellectual property rights in the Territory in connection with the development, manufacture, production, use, importation, offer for sale, or sale of Products in the Territory.  Subject to Article 11, each Party shall be solely responsible for defending any action, suit, or other proceeding brought against it alleging infringement of Third Party intellectual property rights in connection with its activities under this Agreement; provided that if both Parties are named in such action, then FibroGen China shall have the first right to defend such action and the costs and expenses shall be shared by the Parties equally (50%/50%) under this Agreement; [*]. This Section 9.8 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

9.9Patent Marking. FibroGen China shall, and shall require its Affiliates and Sublicensees, to mark Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by applicable law and regulations, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

9.10Personnel Obligations. Prior to beginning work under this Agreement relating to any research, Development or Commercialization of a Collaboration Compound or a Product, to HIF or in the Field, each employee, agent or independent contractor of AstraZeneca or FibroGen China or of either Party’s respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of AstraZeneca or FibroGen China, as appropriate, in this Article 9, including without limitation: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to AstraZeneca or FibroGen China, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right, such that AstraZeneca or FibroGen China, as appropriate, can then comply with its obligations under this Agreement with respect to such invention, discovery, process or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 13.  It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

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9.11Trademarks.  The Parties shall use Commercially Reasonable Efforts to develop a trademark consistent with the worldwide trademarks for Products selected under the U.S. and RoW Agreement. FibroGen China shall be responsible for the selection, registration, maintenance and defense of, and FibroGen Cayman (or its Affiliate designated by FibroGen Cayman) will own, all trademarks for use in connection with the sale or marketing of Products in the Field in the Territory (the “Marks”) and such costs shall be shared by the Parties shared by the Parties equally (50%/50%) under this Agreement; [*]. All uses of the Marks shall be reviewed by the China Committee and shall comply with all applicable laws and regulations (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries).  Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name), or marks confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement, except as may be expressly authorized in connection with activities under Article 6 and except to the extent required to comply with applicable laws and regulations.  FibroGen Cayman grants (and shall cause any of its Affiliates owning any such Marks or names to grant) to AstraZeneca a non-exclusive, sub-licensable license, free of charge, to use the Marks and the FibroGen China names and logos in the Territory pursuant to the Commercialization Plan solely for the purpose of Commercializing the Products in accordance with the terms of this Agreement, provided that such rights shall be exercised, and all Products bearing such names and/or logos shall be manufactured, in accordance with the quality standards for such logos and trademarks established by the JSC. AstraZeneca shall remain the owner of the AstraZeneca name and logo and the trademarks and the goodwill pertaining thereto and any rights to use any such trademarks in connection with the First Product shall be as set forth in a trademark license agreement.  FibroGen Cayman shall remain the owner of the FibroGen China names and logos and the trademarks and the goodwill pertaining thereto.

9.12Patent Term Extension. The Parties shall discuss via the IP Committee responsibility for  the selection of the appropriate FibroGen China Patents to obtain any patent term extensions that are now or become available in the future in the Territory.

Article 10

Representations And Warranties

10.1Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date and Second A&R Agreement Effective Date:

(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

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(b)Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict.  It is not a party to and will not enter into any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)No Debarment.  In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.2Representations and Warranties by FibroGen China.  FibroGen China hereby represents and warrants to AstraZeneca, as of the Effective Date, as follows:

(a)Title; Encumbrances. Except for the Information licensed to FibroGen under the Astellas Agreements, FibroGen China is the sole and exclusive owner of the entire right, title and interest in (a) the Listed Patents and (b) the FibroGen China Know-How existing as of the Effective Date.  Neither the Listed Patents nor the FibroGen China Know-How owned by FibroGen China is subject to any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance or charge or claim of any kind.

(b)No Other Patents other than those listed. The Listed Patents represent all Patents that, as of the Effective Date, are Controlled by FibroGen China and which, to FibroGen China’s knowledge, cover or claim any invention necessary or useful for the Development or Commercialization of Collaboration Compounds or Products in the Territory as contemplated as of the Effective Date.

(c)Prosecution of Patents etc. To FibroGen China’s knowledge, the Listed Patents are being diligently prosecuted before the respective patent authorities in accordance with applicable law. All applicable fees due to patent authorities with respect to the filing and prosecution of the Listed Patents existing as of the Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with applicable laws or patent authority rules and regulations). FibroGen China has not received any written notice alleging that the Listed Patents existing as of the Effective Date, if issued, would be invalid or unenforceable or that the Patent applications included in such Listed Patents will not proceed to grant. To FibroGen China’s knowledge, in respect of any pending patent applications included in the Listed Patents, FibroGen China has submitted all material prior art of which it is aware in accordance with the requirements of the State Intellectual Property Office. To its knowledge, FibroGen China has properly identified each and every inventor of the claims of the Listed Patents existing as of the Effective Date.

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(d)Notice of Infringement or Misappropriation.  FibroGen China has not received any written notice from any Third Party asserting or alleging that any research or development of Collaboration Compounds or Products by FibroGen China or by Astellas prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party and FibroGen China has no reason to suspect that any such infringement or misappropriation has occurred. To FibroGen China’s knowledge, the conception, development and reduction to practice of the Listed Patents and the FibroGen China Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other proprietary rights of any person or entity.

(e)Non-infringement of Third Party Rights. To FibroGen China’s knowledge, the research, development, manufacture, use and sale after the Effective Date of FG-4592 in the CKD Indications can be carried out in the manner reasonably contemplated as of the Effective Date without infringing any published Patents owned or controlled by a Third Party.

(f)No Proceedings.  There are no pending actions, suits or proceedings against FibroGen China or any of its Affiliates involving the FibroGen China Technology, Collaboration Compounds or Products.

(g)Third-Party Activities.  To FibroGen China’s knowledge, except as disclosed in a writing of even date herewith by FibroGen China to AstraZeneca, there are no activities by Third Parties that would constitute infringement or misappropriation of the FibroGen China Technology (in the case of pending claims, evaluating them as if issued).

(h)Astellas Agreements. Nothing in the Astellas Agreements prevents FibroGen Cayman from granting the rights to AstraZeneca granted under this Agreement or prevents either FibroGen China or AstraZeneca from performing their rights under this Agreement.

(i)Documentation Made Available to AstraZeneca. FibroGen China has made available to AstraZeneca all material Regulatory Material, FibroGen China Know-How and other Information in its possession or Control regarding or related to any Collaboration Compound and Product. All Regulatory Material, FibroGen China Know-How and other Information in FibroGen China’s possession and Control provided to AstraZeneca regarding or related to any Collaboration Compound or Product are, to FibroGen China’s knowledge, true, complete and correct in all material respects. As of the Effective Date, FibroGen China has prepared, maintained and retained in all material respects all material Regulatory Material that FibroGen China is required to maintain or report pursuant to and in accordance with GLP, GCP, regulations and other applicable law.

10.3Additional Covenants of FibroGen HK, FibroGen Cayman and FibroGen WFOE.  FibroGen HK, FibroGen Cayman and FibroGen WFOE each separately covenants to AstraZeneca, as of the Effective Date and during the Term that:

(a)Calculation of Net Profit and Net Loss.  In calculating Net Profit and Net Loss for the Product, no account shall be taken of any costs, expenses or activities conducted outside the scope of this Agreement, including with respect to the development and commercialization of other products, in or outside the Territory.

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(b)No material harm. During the Term, it shall not, and its Affiliates shall not, engage in any activities or practices or prioritization of cash flows that would materially harm the Collaboration, including any activities or practices or prioritization of cash flows that would deprive or artificially reduce the calculation of any Net Profit or increase the Royalty Payments above the level approved by the tax authorities in the Territory under this Agreement.

10.4Anti-Bribery and Anti-Corruption Compliance.

(a)Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Representatives”) that for the performance of its obligations hereunder:

(i)The Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (a) any Government Official in order to influence official action; (b) any individual or entity (whether or not a Government Official) (1) to influence such individual or entity to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (2) to reward such individual or entity for acting improperly or (3) where such individual or entity would be acting improperly by receiving the money or other thing of value; (c) any individual or entity (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, the individuals or entities for the purposes listed in clauses (a) and (b) above.

(ii)The Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(b)The Representatives shall comply with the Anti-Corruption Laws plus the AstraZeneca Anti-Corruption Rules and Policies and shall not take any action that will, or would reasonably be expected to, cause either Party or its Affiliates to be in violation of any such laws or policies.

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(c)Each Party, on behalf of itself and its other Representatives, represents and warrants to the other Party that to the best of such Party’s and its Affiliates’ knowledge, no Representative that will participate or support its performance of its obligations hereunder has, directly or indirectly, (i) paid, offered or promised to pay or authorized the payment of any money, (ii) given, offered or promised to give or authorized the giving of anything else of value or (iii) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((i), (ii) and (iii)), in violation of the Anti-Corruption Laws during the three (3) years preceding the date of this Agreement.

(d)Each Party shall promptly provide the other Party with written notice of the following events:  (i) upon becoming aware of any breach or violation by such Party or its Representative of any representation, warranty or undertaking set forth in Sections 10.4(a)-(c); or (ii) upon receiving a formal notification that it is the target of an investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of the Representatives connected with this Agreement that any of them is the target of an investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

(e)Without prejudice to any auditing or inspection rights set forth elsewhere in this Agreement, each Party shall for the term of this Agreement and six (6) years thereafter, for the purpose of allowing the other Party to audit and monitor the performance of its compliance with this Agreement and particularly this Section 10.4 permit the other Party, its Affiliates, any auditors of any of them and any Governmental Authority to have access to any premises of such Party or other Representatives used in connection with this Agreement, together with a right to access personnel and records that relate to this Agreement (“Audit”).The results of any such audit shall constitute Confidential Information of the audited Party, in respect of which the other Party shall comply with the provisions contained in Article 12 (subject to the terms and exceptions set forth therein or in this Section 10.4).

(i)To the extent that any Audit by a Party requires access and review of any commercially or strategically sensitive information of the other Party or any of its other Representatives relating to the business of such Party or any other Representatives (including information about prices and pricing policies, cost structures and business strategies), such activity shall be carried out by a Third Party professional advisor appointed by the other Party and such professional advisors shall only report back to the other Party such information as is directly relevant to informing the other Party on such Party’s compliance with the particular provisions of the Agreement being Audited.

(ii)Each Party shall, and shall cause its Representatives to, provide all cooperation and assistance during normal working hours as reasonably requested by the other Party for the purposes of an Audit.  Such other Party shall ensure that any Third Party auditor enters into a confidentiality agreement consistent with applicable requirements of Article 12 hereof in all material respects.  Such other Party shall instruct any Third Party auditor or other Person given access in respect of an Audit to cause the minimum amount of disruption to the business of the audited Party and its Affiliates and to comply with relevant building and security regulations.

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(iii)The costs and fees of any Audit shall be paid by the auditing Party, except that if an inspection or Audit reveals any breach or violation by the audited Party (including through its other Representatives) of any representation, warranty or undertaking set forth in Sections 10.4(a)-(c), the costs of such inspection or Audit shall be paid by the audited Party.  The audited Party shall bear its own costs of rendering assistance to the Audit.

(f)On the occurrence of any of the following events:  (A) A Party becomes aware of, whether or not through an Audit, that the other Party (or any other Representative) is in breach or violation of any representation, warranty or undertaking in Sections 10.4(a)-(c) or of the Anti-Corruption Laws; or (B) notification is received under Section 10.4(d) relating to any suspected or actual Material Anti-Corruption Law Violation by a Party or its Representative, in either case ((A) or (B)), the other Party shall have the right, in addition to any other rights or remedies under this Agreement or to which such other Party may be entitled in law or equity, to (x) take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation by such other Party or any of its Affiliates of the Anti-Corruption Laws, including by requiring that the Party agrees to such additional measures, representations, warranties, undertakings and other provisions as such other Party believes in good faith are reasonably necessary (“Provisions”) and (y) terminate any or all of the activities conducted by the Party pursuant to this Agreement or this Agreement in its entirety, immediately in the event that:

(i)A Party refuses to agree to all of the Provisions required by the other Party pursuant to this clause; provided that such other Party has (a) provided the Party an explanation in reasonable detail as to why such other Party considers such provisions necessary, (b) given the Party a reasonable opportunity to review and comment on the proposed Provisions and to provide its view as to the necessity or usefulness of these to address the event concerned and (c) considered such comments in good faith, or

(ii)A Party reasonably concludes that there is no Provision available that would enable such Party or its Affiliates to avoid a potential violation or continuing violation of applicable Anti-Corruption Laws.

(g)Any termination of this Agreement pursuant to Section 10.4(f) shall be treated as a termination for breach and the consequences of termination set forth in Sections 13.6 and 13.7, as applicable, shall apply and additionally:  (i) subject to the accrued rights of the Parties prior to termination, the terminating Party shall have no liability to the other Party for any fees, reimbursements or other compensation or for any loss, cost, claim or damage resulting, directly or indirectly, from such termination; and (ii) any amounts that would otherwise be payable with respect to such terminated activities or pursuant to this Agreement in its entirety, as applicable, including any then outstanding and unpaid claims for payment shall be null and void to the extent permissible under applicable laws or the payment of which will subject the terminating Party to liabilities under the Anti-Corruption Laws.

(h)Each Party shall be responsible for any breach of any representation, warranty or undertaking in this Section 10.4 or of the Anti-Corruption Laws by any of its Representatives.

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(i)Each Party may disclose the terms of this Agreement or any action taken under this Section 10.4 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party and the payment terms, to any Governmental Authority if such Party determines, upon advice of counsel, that such disclosure is necessary.

(j)Each Party represents and warrants that (i) it has reviewed its internal programs in relation to the Anti-Corruption Laws and the ability of the Representatives to adhere to the AstraZeneca Anti-Corruption Rules and Policies in performance of its obligations hereunder in advance of the signing of this Agreement, (ii) it and the other Representatives can and will continue to comply with such Anti-Corruption Laws and the AstraZeneca Anti-Corruption Rules and Policies in performance of its obligations hereunder.  Should either Party identify in writing to the other Party any measures that should be reasonably taken to improve the Representatives’ compliance with such Anti-Corruption Laws and the AstraZeneca Anti-Corruption Rules and Policies for the performance of its obligations hereunder (the “Improvement Plan”), the other Party shall implement such Improvement Plan within an agreed reasonable timeframe (which shall in any event not be in excess of three (3) calendar months) from the date the Improvement Plan is delivered to the receiving Party or otherwise the requesting Party shall be entitled to (x) terminate this Agreement, upon written notice to the other Party with immediate effect, (y) be relieved of any obligations hereunder and (z) seek compensation from the other Party.

10.5Disclaimer. Each Party understands that the Collaboration Compounds and Products are the subject of ongoing clinical research and development and that the other Party cannot assure the safety or usefulness of the Collaboration Compounds or Products.  In addition, FibroGen China makes no warranties except as set forth in this Article 10 concerning the FibroGen China Technology, and AstraZeneca makes no warranties except as set forth in this Article 10 concerning the AstraZeneca Technology.

10.6No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

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Article 11

Indemnification

11.1Indemnification by FibroGen China.  FibroGen China shall defend, indemnify, and hold AstraZeneca, its Affiliates, and their respective officers, directors, employees, and agents (the “AstraZeneca Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such AstraZeneca Indemnitees (collectively, “AstraZeneca Damages”), all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“AstraZeneca Claims”) against such AstraZeneca Indemnitee that arise from or are based on: (a) a breach of any FibroGen Contracting Party’s representations, warranties, and obligations under this Agreement; (b) the willful misconduct or grossly negligent acts or omissions of FibroGen China, its Affiliates, or the officers, directors, employees, or agents of FibroGen China or its Affiliates in the performance of activities under this Agreement; (c) the research or Development of Collaboration Compounds or Products by FibroGen China before the Effective Date; or (d) the Development, testing, manufacture, storage, handling, use, sale, offer for sale, distribution and importation of Products by FibroGen China or its Affiliates or licensees (excluding, for clarity AstraZeneca).  The foregoing indemnity obligation shall not apply if the AstraZeneca Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that such AstraZeneca Claim is based on or alleges: (i) a breach of any of AstraZeneca’s representations, warranties, and obligations under this Agreement or the U.S. and RoW Agreement; or (ii) the willful misconduct or grossly negligent acts or omissions of AstraZeneca or its Affiliates, or the officers, directors, employees, or agents of AstraZeneca or its Affiliates in the performance of activities under this Agreement or the U.S. and RoW Agreement.

11.2Indemnification by AstraZeneca. AstraZeneca shall defend, indemnify, and hold each FibroGen Contracting party, their Affiliates, and each of their respective officers, directors, employees, and agents, (the “FibroGen China Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such FibroGen China Indemnitees (collectively, “FibroGen China Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “FibroGen China Claims”) against such FibroGen China Indemnitee that arise from or are based on: (a) the Development, testing, Manufacture, storage, handling, use, sale, offer for sale, distribution and importation of Products by AstraZeneca or its Affiliates, Sublicensees, or distributors; (b) a breach of any of AstraZeneca’s representations, warranties, and obligations under the Agreement; or (c) the willful misconduct or grossly negligent acts or omissions of AstraZeneca or its Affiliates, or the officers, directors, employees, or agents of AstraZeneca or its Affiliates in the performance of activities under this Agreement.  The foregoing indemnity obligation shall not apply if the FibroGen China Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any FibroGen China Claim is based on or alleges: (i) a breach of any FibroGen Contracting Party’s representations, warranties, and obligations under this Agreement or FibroGen’s breach of the U.S. and RoW Agreement; or (ii) the willful misconduct or grossly negligent acts or omissions of FibroGen China, its Affiliates, or their officers, directors, employees, or agents in the performance of activities under this Agreement or the U.S. and RoW Agreement.

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11.3Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”).  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4Insurance. Each Party shall self insure or procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold, and for four (4) years after the expiration or termination of this Agreement.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other with written evidence of such insurance upon request.  Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non‑renewal or material change in such insurance or self‑insurance which materially adversely affects the rights of the other Party hereunder.

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Article 12

Confidentiality

12.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement or the U.S. and RoW Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by the other Party (or its Affiliates) pursuant to this Agreement or any other Transaction Agreements except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e)is independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information;

Notwithstanding the definition of “Confidential Information” in Article 1, all Information generated under this Agreement or any other Transaction Agreement or the U.S. and RoW Agreement, whether generated by one or both Parties, shall be deemed the Confidential Information of FibroGen China.

12.2Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)filing or prosecuting FibroGen China Patents in accordance with Article 9;

(b)regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the U.S. SEC or CFDA, with respect to a Product;

(c)prosecuting or defending litigation;

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(d)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(e)disclosure to its Affiliates, employees, agents, and independent contractors, and any licensees or Sublicensees or distributors (including JVCo), in each case only on a need-to-know basis and solely in connection with the performance of this Agreement (and in the case of FibroGen China, the Astellas Agreements or other agreements with licensees of Products), provided that each disclosee must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12 prior to any such disclosure;

(f)disclosure of the material terms of this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner, and in the case of FibroGen China, to any licensee of Products; provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; and

(g)disclosure of any Collaboration Inventions or status reports (including data from any Clinical Trials) to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner, and in the case of FibroGen China, to any licensee of Products; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 12 prior to any such disclosure.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(b), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use Commercially Reasonable Efforts to secure confidential treatment of such information.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

12.3Publicity; Terms of Agreement.

(a)The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3.  The Parties made a joint public announcement of the execution of this Agreement and the U.S. and RoW Agreement on or promptly after the Effective Date.

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(b)If either Party desires to make a public announcement concerning the material terms of this Agreement or any activities under this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor.  A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days after receiving the press release for review.  FibroGen China shall have the right to make a press release announcing the achievement of each material milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals as they occur, subject only to the review procedure set forth in the preceding sentence.  In relation to AstraZeneca’s review of such an announcement, AstraZeneca may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone or Regulatory Approval has been achieved and triggered a payment hereunder.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c)The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with Government Authorities.  Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party.  In the event of any such filing, each Party will provide the other Party with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.

12.4Publications.

(a)Subject to the International Committee of Medical Journal Editors (“ICMJE”) Uniform Requirements for Manuscripts Submitted to Biomedical Journals and applicable legal requirements, the China Committee (with approval of the JSC or its designee for such responsibility) will determine the overall strategy for publishing and presenting results of studies pertaining to the Products and the JSC or its designee shall approve all publications in the Territory prior to publication.

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(b)Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by applicable laws or regulations, in which case Section 12.3(c) shall apply with respect to disclosures required by applicable securities laws and Section 12.2(b) shall apply with respect to disclosures required for regulatory filings.  The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication.  The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had thirty (30) days to comment on any material in such Publication.  The submitting Party shall consider the comments of the other Party in good faith and no Publication shall be submitted for publication without the approval of the JSC.  The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation.  Notwithstanding the foregoing, AstraZeneca shall not have the right to publish or present FibroGen China’s Confidential Information without FibroGen China’s prior written consent, and FibroGen China shall not have the right to publish or present AstraZeneca’s Confidential Information without AstraZeneca’s prior written consent.  Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.

Article 13

Term and Termination

13.1Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the date that AstraZeneca is no longer Developing or selling Products in the Territory (the “Term”).

13.2Termination by AstraZeneca at Will.  AstraZeneca shall have the right to terminate this Agreement upon one hundred eighty (180) days prior written notice to FibroGen China.  During such one hundred eighty (180) day period, AstraZeneca shall continue to perform all of its obligations under this Agreement and AstraZeneca shall continue to be responsible for all costs incurred under the Agreement during such one hundred eighty (180) day period.  In addition, AstraZeneca shall not take any action that would reasonably be expected to materially adversely affect or impair the further development and commercialization of the Products during such one hundred eighty (180) day period.

13.3Termination by AstraZeneca for Technical Product Failure. AstraZeneca may terminate this Agreement in its entirety at any time after the Effective Date upon written notice to FibroGen China in the event of Technical Product Failure; provided, however, that AstraZeneca shall not be entitled to terminate this Agreement pursuant to this Section 13.3 if such Technical Product Failure pertains only to one or several specific Collaboration Compound(s) or Product(s) but does not affect (a) FG-4592 (if FG-4592 is then still being Developed or Commercialized under this Agreement) or (b) any other Collaboration Compound or Product then in a Phase 2 Clinical Trial or later stage of Development or Commercialization under this Agreement.

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13.4Termination by Either Party for Breach.

(a)Breach.  Subject to Section 13.4(b), FibroGen China shall have the right to terminate this Agreement upon written notice to AstraZeneca if AstraZeneca materially breaches its obligations under this Agreement and, after receiving written notice from FibroGen China identifying such material breach by AstraZeneca in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based upon AstraZeneca’s failure to pay any material amounts due to FibroGen China hereunder).  Subject to Section 13.4(b), AstraZeneca shall have the right to terminate this Agreement upon written notice to FibroGen China if FibroGen China materially breaches its obligations under this Agreement and, after receiving written notice from AstraZeneca identifying such material breach by FibroGen China in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based upon FibroGen China’s failure to pay any material amounts due to AstraZeneca hereunder).

(b)Disputed Breach.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.4(a), and such alleged breaching Party provides the other Party notice of such dispute within such ninety (90) day (or thirty (30) day, as the case may be) period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.4(a) unless and until the arbitral tribunal, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within ninety (90) days following such arbitral tribunal’s decision (except to the extent such breach is solely based on the failure to make a payment when due, which breach must be cured within thirty (30) days following such arbitral tribunal’s decision); provided that with respect to a failure to pay amounts due, arbitration shall be conducted in accordance with Article 14, except that it shall be conducted by only one arbitrator and shall be resolved within ninety (90) days.  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.5Termination for Patent Challenge.  FibroGen China may terminate this Agreement in its entirety immediately upon written notice to AstraZeneca if AstraZeneca or its Affiliates or sublicensees (directly or indirectly, individually or in association with any other person or entity) challenges the validity, enforceability or scope of any FibroGen China Patent in the Territory and such challenge is not permanently withdrawn within ninety (90) days.

13.6Effects of Termination of the Agreement.  Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under Section 13.8 or otherwise under this Agreement with respect to such termination):

(a)Termination of the SHA.  The SHA (or any equivalent agreement governs the rights and obligations of JVCo’s shareholders) shall be terminated in accordance with the terms and conditions thereof.

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(b)Licenses.  The licenses granted in Article 7 shall terminate.  Notwithstanding the foregoing, AstraZeneca shall, and if applicable shall cause AstraZeneca China to, grant to FibroGen Cayman, effective only upon such termination, a non-exclusive, worldwide, fully-paid, perpetual, irrevocable, royalty-free license, with the right to grant multiple tiers of sublicenses, under the AstraZeneca Technology, to research, develop, make, have made, use, import, export, offer for sale, and sell Products as in existence as of the termination date in the Territory; provided that FibroGen Cayman shall indemnify, defend and hold harmless AstraZeneca and each of the AstraZeneca Indemnitees as set forth in Section 11.1 from and against any AstraZeneca Damages arising out of or resulting from AstraZeneca Claims that arise or result from FibroGen Cayman’s, its Affiliates’ or licensees’ activities performed under the foregoing license

(c)Regulatory Materials. AstraZeneca shall transfer and assign to the FibroGen Contracting Party(ies) as directed by FibroGen China all Regulatory Materials and Regulatory Approvals for Products in the Territory, if any, that are Controlled by AstraZeneca or its Affiliates or Sublicensees.

(d)Transition Assistance.  AstraZeneca shall, or shall cause its designated Affiliate to, at no cost to FibroGen China, provide reasonable consultation and assistance for a period of no more than one hundred eighty (180) days following the effective date of termination for the purpose of transferring or transitioning to FibroGen China, all AstraZeneca Know-How related to a Product not already in FibroGen China’s possession, and, at FibroGen China’s request, all then-existing commercial arrangements relating specifically to Products in the Territory to the extent reasonably necessary or useful for FibroGen China to commence or continue developing, manufacturing, or commercializing Products, and further to the extent AstraZeneca or its designated Affiliate is contractually able to do so.  The foregoing consultation and assistance shall include, without limitation, assigning, upon request of FibroGen China, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of Products in the Territory, to the extent such agreements are assignable by AstraZeneca.  If any such contract between AstraZeneca and a Third Party is not assignable to FibroGen China (whether by such contract’s terms or because such contract does not relate specifically to Products) but is otherwise reasonably necessary or useful for FibroGen China to commence or continue developing, manufacturing, or commercializing Products, then AstraZeneca shall reasonably cooperate with FibroGen China to negotiate for the continuation of such license and/or supply from such entity. In any event, if AstraZeneca or its designated Affiliate is manufacturing bulk or finished Product under an agreement entered into pursuant to Section 6.5, then AstraZeneca shall, or shall cause its designated Affiliate to, supply such bulk or finished Product, as applicable, to FibroGen China and Astellas, for a reasonable transitional period (not to exceed twelve (12) months) from the effective date of the termination, subject to reasonable extension by FibroGen China if AstraZeneca or its designated Affiliate is unable to timely effect the technology transfer required to have a Third Party manufacturer designated by FibroGen China undertake the manufacturing responsibilities) under the terms of such agreement until FibroGen China either enters into a separate agreement with such Third Party supplier or vendor or establishes an alternate, validated source of supply for the Products. FibroGen China shall pay to AstraZeneca or its designated Affiliate a price equal to AstraZeneca’s (or its designated Affiliate’s) actual cost to manufacture or acquire such supplies, provided that where termination is by AstraZeneca pursuant to Section 13.4(a), FibroGen China

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shall pay to AstraZeneca a price equal to AstraZeneca’s (or its designated Affiliate’s) actual cost to manufacture or acquire such supplies plus a mark-up of [*] of such actual cost.

(e)Ongoing Clinical Trials.  As soon as practicable and subject to applicable law, including GCP, AstraZeneca shall or shall cause AstraZeneca China to transfer to FibroGen China the management and continued performance of all Clinical Trials for Products for the Territory ongoing as of the effective date of such termination that are being conducted by AstraZeneca at such time.

(f)Remaining Inventories. FibroGen China shall have the right to purchase from AstraZeneca any or all of the inventory of Products held by AstraZeneca (or its Affiliate) as of the effective date of termination (that are not committed to be supplied to any Third Party in the ordinary course of business as of the date of termination) at a price equal to AstraZeneca’s (or its Affiliate’s) actual cost to acquire such inventory.  FibroGen China shall notify AstraZeneca within sixty (60) days after the date of termination whether FibroGen China elects to exercise such right. In the event FibroGen China does not elect to exercise such right AstraZeneca and its Affiliates shall be entitled to dispose of such inventory as it sees fit in compliance with applicable law, subject to all applicable payments under Article 8.

(g)Effect of Termination by AstraZeneca at Will.  If AstraZeneca terminates this Agreement under Section 1.243 (but not in the event of any other termination), AstraZeneca shall remain responsible for all Development Costs and all FGEN Commercialization Costs incurred by FibroGen China under the respective Development Plans and Commercialization Plans during the [*]. If AstraZeneca terminates this Agreement under Section 1.243 (but not in the event of any other termination), then (i) AstraZeneca shall cause AstraZeneca China to additionally pay to FibroGen Cayman or FibroGen WFOE, as applicable, all reasonable costs to transition any then-ongoing Clinical Trials of Products in the Territory being conducted by AstraZeneca at such time (if any) and (ii) AstraZeneca shall pay to FibroGen Cayman a payment of ten million Dollars ($10,000,000).

(h)Post-Termination Restriction.  If this Agreement is terminated by AstraZeneca at will under Section 13.2 or by FibroGen China under Section 13.4 for AstraZeneca’s material breach or by FibroGen China under Section 13.5 for patent challenge, for three (3) years after the effective date of termination, AstraZeneca will not develop, manufacture or commercialize (directly or indirectly), nor license or authorize a Third Party to commercialize, any HIF Compound in the Territory for use in the Field, or knowingly sell or supply HIF Compounds to a Third Party for such purpose.

(i)No Other Rights. For the avoidance of doubt, the rights granted to FibroGen China under this Section 13.6 are restricted to Collaboration Compounds and Products and AstraZeneca does not grant any rights whatsoever to any other compounds or products or to any Patents or other intellectual property rights other than as set forth in this Section 13.6. Moreover, AstraZeneca shall not be obligated to provide FibroGen China with any other intellectual property rights or other rights or services than that which is explicitly provided for under this Section 13.6.

13.7Certain Additional Provisions for Termination for FibroGen China’s Breach.

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(a)If this Agreement is terminated by AstraZeneca under Section 13.4 for FibroGen China’s material breach, FibroGen China shall, in addition to any other remedies available to AstraZeneca under this Agreement or applicable law as a consequence of such breach, compensate AstraZeneca for any costs or expenses incurred by AstraZeneca or its Affiliates in connection with performing any of the activities contemplated by the applicable provisions in Section 13.6.

(b)If FibroGen China’s material breach is a material breach of Section 5.8 (Regulatory Compliance), in addition to the rights and remedies set forth in this Agreement, AstraZeneca may, at its option, elect to continue the Agreement, in which case the rights and obligations of the Parties shall continue in full force and effect as described herein, except that AstraZeneca shall, as an exception to the decision making principles set forth in Section 2.2(e), have final say over any and all future decision and issues relating to regulatory compliance pursuant to Section 5.8.

13.8Other Remedies.  Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to the effective date of such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.9Bankruptcy.  In addition to the termination rights set forth in Sections 13.1 – 13.8 above, a Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, in each case that is not discharged within sixty (60) days of the applicable filing, action or initiation of proceedings. In the case of AstraZeneca’s rights under this Section 13.9, such rights shall extend to any of the aforementioned bankruptcy or insolvency events described above occurring in relation to any of the FibroGen Contracting Parties.  In addition, if in the Territory an equivalent law to Section 365(n) of the U.S. Bankruptcy Code comes into effect, the Parties shall amend this Agreement as necessary to ensure that each Party as licensee of intellectual property is able to enjoy the full benefits of such law.

13.10Survival.  Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement.  Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.7(b), 3.8, 8.1, 8.7-8.13, 9.2, 10.6, 12.1, 12.2, 12.3, 13.6, 13.8 and 13.10 and Articles 11, 14 and 15.  In addition, the other applicable provisions of Articles 8 shall survive to the extent required to make final reimbursements, reconciliations or other payments with respect to Net Sales and costs and expenses incurred or accrued prior to the date of termination or expiration.  For any surviving

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provisions requiring action or decision by a Committee or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable.  All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 14

Dispute Resolution and Governing Law

14.1Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (including disputes arising from the JSC that are not resolved pursuant to Section 2.2(e)), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the request of either Party by written notice, the dispute will be referred to the Executive Officers of each Party, who shall meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting.  If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 14.2.  It is also the expectation of the Parties that any disputes that arise under the SHA, Supply Agreement, Commercialization License Agreement, Trademark License Agreement, and/or Commercialization Services Agreement(s) are likely to be related to (or the source of) a dispute or disagreement under this Agreement, or raise issues or facts that are substantially the same as or connected with issues or facts raised in a dispute under this Agreement (a “Connected Dispute”).  Accordingly, the Parties undertake to each other that they shall not, and shall procure that their respective relevant Affiliates that are parties to the SHA, Supply Agreement, Commercialization License Agreement, Trademark License Agreement, and/or Commercialization Services Agreement(s) shall not, initiate or otherwise commence any legal proceedings under the SHA, Supply Agreement, Commercialization License Agreement, Trademark License Agreement, and/or Commercialization Services Agreement(s) and shall, instead, seek to resolve the Connected Dispute in accordance with the provisions of this Section 14.1.

14.2Arbitration.  Any dispute, controversy, difference or claim which may arise between the Parties, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 14.1, except for a dispute, claim or controversy under Section 14.7 or 14.8, shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines), as such rules may be modified by this Section 14.2 or otherwise by subsequent written agreement of the Parties. The arbitration shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws.  The arbitration will be conducted in New York, New York.  The number of arbitrators shall be three (3), of whom the Parties shall select

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one (1) each. The two arbitrators so selected will select the third and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the AAA shall select the third arbitrator. The language to be used in the arbitral proceedings will be English.  The Parties shall have the right to be represented by counsel. The arbitration proceeding shall be confidential. Except as required by applicable law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without the prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction.

14.3Governing Law.  Resolution of all Disputes and any remedies relating thereto shall be governed by and construed under the substantive laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.4Decision.  The arbitrators shall issue a reasoned opinion following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrators.

14.5Award.  Any award shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.  If as to any issue the arbitrators should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing it finds is in callous disregard of law and equity or the rights of the other Party, the arbitrators shall also be entitled to award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Articles 14.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrators.  With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages.  By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages.  The only damages recoverable under this Agreement are compensatory damages.

14.6Injunctive Relief.  Provided a Party has made a sufficient showing under the rules and standards set forth in the U.S. Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.  Nothing in this Articles 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any

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arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

14.7Patent and Trademark Disputes.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks covering the Manufacture, use, importation, offer for sale or sale of the Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

14.8Expedited Arbitration for Disputes Related to Technical Product Failure.  Disputes with respect to a Technical Product Failure that are not resolved at the JSC or by the Executive Officers within twenty (20) Business Days after referral thereto, in the case of a Technical Product Failure as defined in Section 1.143(a), or resolved by the Parties, in the case of a Technical Product Failure as defined in Section 1.143(b), shall be finally determined as set forth in this Section 14.8.  Within five (5) Business Days after the end of such twenty (20)-Business Day period, each Party shall propose a list of three (3) individuals, each of whom has at least ten (10) years of significant relevant technical experience in the pharmaceutical industry, and none of whom is or has been affiliated with either Party or with either Party’s Affiliates, licensees, sublicensees or business partners, or otherwise has any interest in the resolution of the issue to be submitted by the Parties for resolution (the foregoing requirements, the “Requirements”).  Within five (5) Business Days after the Parties exchange such lists, the Parties shall either agree upon one of such proposed individuals to resolve the disputed matter, or if the Parties do not so select one such individual within such period of time, each Party shall select one (1) such individual from the list proposed by the other Party, and the two (2) selected individuals shall select a third individual who otherwise meets the Requirements to resolve the disputed matter (the selected individual, the “Industry Expert”).  Each Party shall submit written materials to the other Party and to the Industry Expert relating to the matters in issue within five (5) Business Days after the Industry Expert is selected. Each Party shall then have five (5) Business Days to submit a written rebuttal to the other Party’s submission to the other Party and to the Industry Expert.  The Industry Expert shall have the discretion to interview the Parties’ officers and employees to obtain further information relating to the matters in issue and to hear oral argument.  Each Party shall cooperate with the Industry Expert.  The Industry Expert’s determination shall be binding, and such determination shall be given retroactive effect.  Until such determination is delivered to the Parties, the Parties shall continue to perform their obligations under this Agreement in good faith and make any applicable payments accordingly.  If the Industry Expert decides in AstraZeneca’s favor, then the Parties shall bear all expenses incurred pursuant to this Section 14.8 equally, and if the Industry Expert decides in FibroGen’s favor, then AstraZeneca or its designated Affiliate shall bear all expenses incurred pursuant to this Section 14.8, including reasonable reimbursement of FibroGen’s expenses for internal personnel and external advisors.

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Article 15

Miscellaneous

15.1Entire Agreement; Amendment.

(a)This Agreement specifically amends and restates the Original A&R  Agreement as of the Second A&R Agreement Effective Date. Without limitation of the foregoing, this Agreement, including the Exhibits hereto, and the agreements referred to in this Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date and the Second A&R Agreement Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, without limitation, the Existing Confidentiality Agreement.  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Existing Confidentiality Agreement.  In the event of any inconsistency between any plan hereunder (including the Development Plan and/or Commercialization Plan and/or Manufacturing Plan) and this Agreement or between the terms of this Agreement and the U.S. and RoW Agreement, the terms of this Agreement shall prevail (but solely with respect to the Territory).  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  The non-performing Party shall within thirty (30) days after a force majeure provide the other Party a good faith estimate of the anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

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15.3Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to FibroGen China:	FibroGen China Anemia Holdings, Ltd.
FibroGen Medical Technology Development Co., Ltd.
FibroGen International (Hong Kong Limited)
c/o FibroGen, Inc.
499 Illinois St.
San Francisco, CA 94158 USA
Attn: Chief Executive Officer

With a copy to:	FibroGen, Inc.
409 Illinois St.
San Francisco, CA 94158
USA Attn: Michael Lowenstein, Vice President, Legal

If to AstraZeneca:	AstraZeneca AB
SE-151 85
Södertälje, Sweden
Attention: Chief Financial Officer

With a copy to:	AstraZeneca UK Limited
1 Francis Crick Avenue
Cambridge Biomedical Campus
Cambridge CB2 0AA, England
Email: legalnotices@astrazeneca.com
Attention: Legal Department

15.4No Strict Construction; Headings.  Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

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15.5Assignment.  Neither Party may assign or transfer this Agreement (either in whole or part) or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof).  In the event that a Party is acquired by a Third Party (such Third Party, hereinafter referred to as an “Acquiror”), then the intellectual property of such Acquiror held or developed by such Acquiror (whether prior to or after such acquisition) shall be excluded from the FibroGen China Technology (in the case when the acquired Party is FibroGen China) and AstraZeneca Technology (in the case when the acquired Party is AstraZeneca), and such Acquiror (and Affiliates of such Acquiror which are not controlled by the acquired Party itself) shall be excluded from “Affiliate” solely for purposes of the applicable components of the foregoing intellectual property definitions, in all such cases if and only if: (a) the acquired Party remains a wholly-owned subsidiary of the Acquiror; (b) all intellectual property of the acquired Party and all research and development assets and operations of the acquired Party with respect to the Product remain with the acquired Party and are not transferred to the Acquiror or another Affiliate of the Acquiror; (c) the scientific and development activities with respect to Product of the acquired Party and the Acquiror (if any) are maintained separate and distinct, and (d) there is no exchange of confidential Information relating to Product between the acquired Party and the Acquiror.  For clarity, in the event that a Party is acquired by an Acquiror and any of the criteria described in subsections (a) through (d) is not satisfied, then the intellectual property of such Acquiror shall be included within FibroGen China Technology (in the case when the acquired Party is FibroGen China) and AstraZeneca Technology (in the case when the acquired Party is AstraZeneca).  Any permitted assignment of the rights and obligations of a Party under this Agreement shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6Performance by Affiliates.  Subject to the limitations of Section 7.3, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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15.8Compliance with Applicable Law.  Each Party shall comply with all applicable laws and regulations in the course of performing its obligations or exercising its rights pursuant to this Agreement.

15.9Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.9 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1, 11.2 OR 11.3, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER Article 12.

15.10Severability.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken (within the time period prescribed for appeal), the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one that achieves, as nearly as possible, the objectives contemplated by the Parties when entering this Agreement.

15.11No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.12Independent Contractors.   It is expressly agreed that each of the FibroGen Contracting Parties, on the one hand, and AstraZeneca, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither FibroGen China, on the one hand, nor AstraZeneca, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

15.13English Language.  This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.14Counterparts.

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(a)This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(b)The Parties agree that the execution of this Agreement by industry standard  electronic signature software or by exchanging PDF signatures will have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

[Signature Page Follows]

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In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

FibroGen China Anemia Holdings, Ltd.

By:	/s/ Martin S. Zolnai

Name:	Martin S. Zolnai

Title:	General Manager

FibroGen (China) Medical Technology Development Co., Ltd.

Chop:

FibroGen International (Hong Kong) Limited

By:	/s/Christine Chung

Name:	Christine Chung

Title:	Director

[Signature Page to the Second Amended and Restated License, Development and Commercialization Agreement]

CONFIDENTIAL

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

AstraZeneca AB

By:	/s/ Elizabeth Bjork

Name:	Elizabeth Bjork

Title:	SVP, CVRM, BioPharma RD, AstraZeneca

[Signature Page to the Second Amended and Restated License, Development and Commercialization Agreement]

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EXHIBITS

Exhibit A	–	Structure of FG-4592
Exhibit B	–	[Reserved]
Exhibit C-1	–	Certain Commercialization Terms
Exhibit C-2	–	Commercialization Services Agreement(s)
Exhibit D	–	Net Profit and Net Loss Calculations
Exhibit E	–	Initial Development Plan
Exhibit F-1	–	Supply Agreement
Exhibit F-2	–	Commercialization License Agreement
Exhibit F-3	–	Trademark License Agreement
Exhibit G	–	Listed Patents
Exhibit H	–	AstraZeneca’s Anti-Corruption Rules and Policies
Exhibit I	–	Invoicing Requirements
Exhibit J	–	Terms for SHA

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Exhibit A

Structure of FG-4592

[*]

[*]

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Exhibit B

[RESERVED]

CONFIDENTIAL

Exhibit C-1

Certain Commercialization Terms

Teams and responsibilities

The Parties agree that all activities allocated to AstraZeneca under this Exhibit C-1 will be performed by, and all rights granted to AstraZeneca under this Exhibit C-1 will be exercised by, AstraZeneca China.

1.    AstraZeneca will have principal responsibility for promotion and Detailing activities.

2.    AstraZeneca will hire, train, and manage the marketing team in accordance with budget and activities set forth in the Commercialization Plan.

3.    AstraZeneca will hire, train, and manage the national sales team to cover all target hospitals, affiliated or independent dialysis centers, and physicians according to the Commercialization Plan.

If AstraZeneca or FibroGen China desires to utilize an external sales force to detail the Products, then it shall discuss such utilization with the China Committee.  AstraZeneca shall not utilize any such external sales force without the approval of FibroGen China and FibroGen China shall not utilize any external sales force without the approval of AstraZeneca, in either case, such approval not to be unreasonably withheld.  Any such sales force will be required to agree in writing to meet all of the quality, ethical and compliance standards undertaken by AstraZeneca or FibroGen China (as the case may be, including, but not limited to, all of AstraZeneca’s policies regarding engagement of health care professionals), and shall not have been found to have committed a material violation of any rule or regulation of the CFDA.

4.    FibroGen China will hire, train, and manage brand physicians and the Medical Science Liaison (MSL) team to conduct medical affairs activities according to the Development Plan and to provide scientific support for the Sales and Marketing teams in the Territory according to the Commercialization Plan.

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5.    AstraZeneca will provide commercial and key account services through its existing infrastructure and hire, train, and manage additional full-time equivalents according to the Commercialization Plan.

6.    AstraZeneca’s Government affairs and Market Access teams will work jointly with FibroGen China’s team on key market access activities such as Provincial and National RDL according to the Commercialization Plan.

Pricing.

The Parties are committed to making first-in-class novel therapies available to Chinese patients on a cost-effective basis.  [*]

AstraZeneca shall conduct Market research to help establish the optimal pricing level in accordance with the Commercialization Plan.

Pharmacy Channel.

There may be opportunity for separate channels to serve patients in the stage 5 non-dialysis population who are currently not being treated due to logistical constraints at the hospitals, e.g., retail pharmacies outside of hospitals.

Commercialization Costs Fee	[*]

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Exhibit C-2

Commercialization Services Agreement(s)

[To be inserted upon finalization]

CONFIDENTIAL

Exhibit D

Net Profit and Net Loss Calculations of the First Product

[*]

*       *       *

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EXHIBIT D-1

FINANCE SUBCOMMITTEE

Formation and Purpose. FibroGen China and AstraZeneca China (either itself or via its designated Affiliate) have established as of the Second A&R Agreement Effective Date a Finance Subcommittee (the “FSC”), which at all times shall consist of up to four (4) representatives from each Party (or such other number as may be mutually agreed by the Parties, provided, that each Party at all times has an equal number of representatives on the FSC). Each Party may replace its FSC representatives at any time upon written notice to the other Party. Each Party shall appoint a secretariat to the FSC who is not a member of the FSC.

The FSC shall report to the China Committee with respect to all tax, accounting and financial matters relating to the First Product in the Territory, including the Net Profit and Net Loss calculations described in this Exhibit D.

Authority and Decision Making. The FSC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the FSC cannot reach consensus on an issue that comes before the FSC and over which the FSC has oversight, then the Parties shall refer such matter to the China Committee for resolution in accordance with Section 2.2(e) of this Agreement.

The FSC shall have no power to amend, modify, or waive compliance with Exhibit D or this Agreement.

Meetings. The FSC shall meet at least once per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings as reasonably necessary. The meeting shall be scheduled in advance of any meeting of the China Committee scheduled during the same Calendar Quarter. Not later than ten (10) Business Days, or such shorter period as may be necessary in the event of any meeting convened on an ad hoc basis, the secretariats of the FSC shall jointly prepare and circulate an agenda for such meeting. The FSC may meet in person, by videoconference or by teleconference. In person FSC meetings will be held at locations alternately selected and hosted by FibroGen China and by AstraZeneca China. The host Party shall be responsible for the costs and expenses of the FSC meetings hosted, provided that each Party will bear the expense of its respective members’ participation in FSC meetings, including travel costs. Meetings of the FSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. The FSC secretariat of the host Party will be responsible for keeping reasonably detailed written minutes of all FSC meetings that reflect, without limitation, material decision made at such meetings. The FSC secretariat of the host Party shall send draft meeting minutes to the other Party’s FSC secretariat, and each secretariat shall seek and obtain review and approval of such minutes from its respective Party’s members of the FSC within ten (10) Business Days after each FSC meeting. Such minutes will be deemed approved unless one or more members of the FSC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

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Specific Responsibilities. In addition to its general responsibilities, the FSC shall have the following responsibilities. For clarity, certain decisions of the China Committee are subject to approval by the JSC:

•

Review, discuss and agree the proposed calculation of Net Profit which for clarity shall be initially prepared by FibroGen WFOE, including the calculation of any amounts to be paid by the Parties hereunder; the FSC shall prepare for the China Committee a mutually agreed calculation of Net Profit for final approval by the JSC, and any adjustment proposed to implement equal profit sharing in accordance with this Exhibit D.

•	Review the Quarterly Statement to be prepared by FibroGen WFOE.
•

Recommend minor amendments to implement the profit/loss sharing required by this Exhibit D, for review by the China Committee and final approval, if any, by the JSC. Such proposed amendments may comprise amendments to the payment methodology described in this Exhibit D, taking into account a Party’s then current transfer pricing policies, manufacturing plant locations, and inter-Affiliate licensing practices and policies. Any amendments mutually agreed by the FSC shall be prepared for the China Committee for approval, for final approval by the JSC; no such amendments shall be implemented unless and until finally approved by the JSC, without escalation to the Executive Officers. For clarity, no Party shall be required to make any material changes to its internal accounting and reporting systems and standards to implement any such amendments.

•	Review significant cost and expense reconciliation questions raised between the Parties.
•	Agree on a process to invoice taking into account Indirect Taxes requirements.
•	Establish the process for financial detail discussions between the Parties regarding the costs and expenses charged to the profit and loss calculations for the First Product.

In addition, the FSC will perform such other functions as are appropriate to further the purposes of this Agreement, as directed by the China Committee or the JSC.

*       *       *

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Schedule 1 and Schedule 2

[*]

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Exhibit E

Initial Development Plan

[*]

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Exhibit F-1

Supply Agreement

[To be inserted when finalized]

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Exhibit F-2

Form of Commercialization License Agreement

[To be inserted when finalized]

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Exhibit F-3

Form of Trademark License Agreement

[To be inserted when finalized]

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Exhibit G

Listed Patents

[Note: To be updated as applicable]

DOCKET NO.	COUNTRY	STATUS	APPLICATION NO.	FILING DATE	PATENT NO.	GRANT DATE

[*]	[*]	[*]	[*]	[*]	[*]	[*]

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Exhibit H

AstraZeneca’s Anti-Corruption Rules and Policies

CONFIDENTIAL

Exhibit I

Invoicing Requirements

Subject to any separate instructions to be agreed between the Parties regarding payments to health care professionals or health care organizations in the Territory, as required by applicable laws and regulations, invoices to AstraZeneca should be sent to:

AstraZeneca AB

AstraZeneca R&D Mölndal

Att. Christina Wågestrand

CVGI iMed Strategy

431 83 Mölndal

Sweden

Invoices shall contain the following information:

a.	AstraZeneca’s Agreement ID: To be advised from time to time
b.	the number and date of invoice
c.	the latest date of payment according to Agreement
d.	description of services
e.	name and address of FibroGen
f.	FibroGen VAT registration number or EIN/TaxID,
g.	AstraZeneca’s VAT registration number SE556011748201 (in EC),
h.	VAT rate (%), if any,
i.	taxable amount per VAT rate, if any,
j.	VAT amount, if any
k.	legal reference or explanation when VAT is excluded,
l.	invoice amount and currency,
m.	bank details, preferably IBAN code, otherwise account number and bank code, and

SWIFT-address.

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Exhibit J

Terms for SHA

[*]